UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant  ☒                             Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☒	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Under §240.14a-12

ModusLink Global Solutions, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i) (1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

MODUSLINK GLOBAL SOLUTIONS, INC.

1601 TRAPELO ROAD, SUITE 170

WALTHAM, MASSACHUSETTS 02451

October     , 2015

Dear ModusLink Global Solutions, Inc. Stockholder:

You are cordially invited to attend the 2015 Annual Meeting of Stockholders (the “2015 Meeting”) of ModusLink Global Solutions, Inc., which will be held at The Terranea Resort, 100 Terranea Way, Rancho Palos Verdes, California 90275, on December 10, 2015, at 8:00 a.m. Pacific time.

Information about the meeting and the various matters on which the stockholders will act is included in the Notice of Annual Meeting of Stockholders and Proxy Statement which follow. Also included are a Proxy Card and postage-paid return envelope. You are urged to read the Proxy Statement carefully and, whether or not you plan to attend the 2015 Meeting, to promptly submit a proxy: (a) by telephone or the Internet following the easy instructions on the enclosed proxy card or (b) by signing, dating and returning the enclosed proxy card in the postage-paid envelope provided.

Whether or not you plan to attend the 2015 Meeting, it is important that your shares are represented and voted at the 2015 Meeting. Therefore, I urge you to promptly submit your proxy to vote via the Internet, by telephone or by signing, dating and returning the completed proxy card. Voting by any of these methods will ensure your representation at the 2015 Meeting.

I look forward to greeting those of you who attend the 2015 Meeting.

Sincerely,

John J. Boucher, President and Chief Executive Officer

YOUR VOTE IS VERY IMPORTANT

Whether or not you expect to attend the 2015 Meeting in person, please vote as soon as possible. As an alternative to voting in person at the 2015 Meeting, you may vote via the Internet, by telephone, or, if you receive a paper proxy card in the mail, by mailing a completed proxy card. For detailed information regarding voting instructions, please refer to the section entitled “How to Vote” on page 1 of the Proxy Statement. You may revoke a previously delivered proxy at any time prior to the 2015 Meeting. If you decide to attend the 2015 Meeting and wish to change your proxy vote, you may do so by voting in person at the 2015 Meeting.

MODUSLINK GLOBAL SOLUTIONS, INC.

1601 TRAPELO ROAD, SUITE 170

WALTHAM, MASSACHUSETTS 02451

PRELIMINARY PROXY MATERIAL – SUBJECT TO COMPLETION

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON DECEMBER 10, 2015

To the Stockholders of ModusLink Global Solutions, Inc.:

NOTICE IS HEREBY GIVEN that the 2015 Annual Meeting of Stockholders (the “2015 Meeting”) of ModusLink Global Solutions, Inc. (the “Company”) will be held at The Terranea Resort, 100 Terranea Way, Rancho Palos Verdes, California 90275, on December 10, 2015, at 8:00 a.m. Pacific time, for the following purposes:

1. To elect two Directors to serve in Class I until the 2018 Annual Meeting of Stockholders and until their respective successors are duly elected and qualified;

2. To amend the Company’s Restated Certificate of Incorporation to declassify the Board of Directors;

3. To approve, on an advisory basis, the compensation of our Named Executive Officers;

4. To ratify the appointment of BDO USA, LLP as the Company’s independent registered public accounting firm for the current fiscal year; and

5. To transact such other business that may properly come before the 2015 Meeting or any adjournments or postponements thereof.

The Board has no knowledge of any other business to be transacted at the 2015 Meeting. Only stockholders of record at the close of business on October 16, 2015 are entitled to notice of, and to vote at, the 2015 Meeting and any adjournments or postponements thereof. All stockholders are cordially invited to attend the 2015 Meeting.

By Order of the Board of Directors,

Waltham, Massachusetts October , 2015	Warren G. Lichtenstein, Chairman of the Board

IMPORTANT

Whether or not you expect to attend the 2015 Meeting in person, please submit your proxy to vote as soon as possible. As an alternative to voting in person at the 2015 Meeting, you may submit your proxy via the Internet, by telephone, or, if you receive a paper proxy card in the mail, by mailing a completed proxy card. For detailed information regarding voting instructions, please refer to the section entitled “How to Vote” on page 1 of the Proxy Statement. You may revoke a previously delivered proxy at any time prior to the 2015 Meeting. If you decide to attend the 2015 Meeting and wish to change your proxy vote, you may do so by voting in person at the 2015 Meeting.

Please note that if you hold your shares in “street name” (through a bank, broker or other nominee), you will need to bring a copy of a brokerage statement reflecting your stock ownership in the Company as of the record date to be allowed into the 2015 Meeting.

Use of cameras, cell phones, recording equipment and other electronic devices will not be permitted at the 2015 Meeting. The Company reserves the right to inspect any person or item prior to admission to the 2015 Meeting.

Important Notice Regarding the Availability of Proxy Materials for the 2015 Meeting To Be Held on December 10, 2015: This Proxy Statement and our 2015 Annual Report are available for viewing, printing and downloading at www.moduslink.com/proxymaterials.

MODUSLINK GLOBAL SOLUTIONS, INC.

1601 TRAPELO ROAD, SUITE 170

WALTHAM, MASSACHUSETTS 02451

PROXY STATEMENT

For the Annual Meeting of Stockholders

To Be Held on December 10, 2015

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors (the “Board”) of ModusLink Global Solutions, Inc., a Delaware corporation (“we” or the “Company”), for use at the Company’s 2015 Annual Meeting of Stockholders (the “2015 Meeting”), which will be held at The Terranea Resort, 100 Terranea Way, Rancho Palos Verdes, California 90275, on December 10, 2015, at 8:00 a.m. Pacific time, and at any adjournments or postponements thereof. On or about [                    ], 2015, we are mailing notice of, and providing access to, these proxy materials together with an annual report, consisting of our Annual Report on Form 10-K for the fiscal year ended July 31, 2015 (the “2015 Annual Report”) and other information required by the rules of the Securities and Exchange Commission. The Company’s principal executive offices are located at 1601 Trapelo Road, Suite 170, Waltham, Massachusetts 02451 and its telephone number is (781) 663-5000.

STOCKHOLDERS ENTITLED TO VOTE

Only holders of record of the Company’s (i) common stock, par value $.01 per share (the “Common Stock”) and (ii) Series A Junior Participating Preferred Stock, par value $.01 per share (the “Series A Stock”) as of the close of business on October 16, 2015 (the “Record Date”), are entitled to notice of and to vote at the 2015 Meeting. As of the Record Date, [            ] shares of Common Stock were outstanding. No shares of Series A Stock were outstanding as of the Record Date; therefore, only holders of record of the Company’s Common Stock on October 16, 2015 will vote at the 2015 Meeting. Each share of Common Stock entitles the record holder thereof to one vote on each matter brought before the 2015 Meeting.

HOW TO VOTE

Your vote is very important to the Board. Whether or not you plan to attend the 2015 Meeting, we urge you to submit your proxy to vote your shares today.

If You Are a Registered Holder of Common Stock

If you are a registered holder of Common Stock, you may vote your shares either by voting by proxy in advance of the 2015 Meeting or by voting in person at the 2015 Meeting. By submitting a proxy, you are legally authorizing another person to vote your shares on your behalf. We urge you to use the enclosed proxy card to vote FOR the Board’s nominees. If you submit your executed proxy card, but you do not indicate how your shares are to be voted, then your shares will be voted in accordance with the Board’s recommendations set forth in this Proxy Statement. In addition, if any other matters are brought before the 2015 Meeting (other than the proposals contained in this Proxy Statement), then the individuals listed on the proxy card will have the authority to vote your shares on those other matters in accordance with their discretion and judgment.

Whether or not you plan to attend the 2015 Meeting, we urge you to promptly submit a proxy: (a) via the Internet or by telephone following the easy instructions on the enclosed proxy card or (b) by signing, dating and returning the enclosed proxy card in the postage-paid envelope provided. If you later decide to attend the 2015 Meeting and vote in person, that vote will automatically revoke any previously submitted proxy.

If You Hold Your Shares in “Street Name”

If you hold your shares in “street name”, i.e., through a bank, broker or other holder of record (a “custodian”), your custodian is required to vote your shares on your behalf in accordance with your instructions. If you do not give instructions to your custodian, your custodian will not be permitted to vote your shares with respect to “non-discretionary” items, such as the election of Directors.

Under the rules of The NASDAQ Stock Market LLC (“Nasdaq”), if you do not give instructions to your custodian, it will still be able to vote your shares with respect to certain “discretionary” items, but will not be allowed to vote your shares with respect to certain “non-discretionary” items. The ratification of the appointment of our independent registered public accounting firm (Proposal 4) is a discretionary item. The election of Directors (Proposal 1), the declassification of the Board (Proposal 2), and the advisory vote on executive compensation (Proposal 3) are each non-discretionary items. Accordingly, if you do not give instructions to your custodian with respect to such proposals, or if your custodian does not exercise its discretionary authority with respect to such proposals, your shares will be treated as “broker non-votes” on these particular matters. “Broker non-votes” are shares with respect to which a bank or brokerage firm does not receive voting instructions from the beneficial holder and does not have or exercise the discretionary authority in voting on a proposal.

Accordingly, we urge you to promptly give instructions to your custodian to vote FOR the Board’s nominees and recommended proposals by using the voting instruction card provided to you by your custodian. Please note that if you intend to vote your street name shares in person at the 2015 Meeting, you must provide a “legal proxy” from your custodian at the 2015 Meeting.

How Does the Board Recommend I Vote?

The Board recommends a vote:

FOR the election of the Board’s nominees;

FOR the approval of the amendment of the Company’s Restated Certificate of Incorporation to declassify the Board;

FOR the approval, on an advisory basis, of the compensation of the Company’s Named Executive Officers, as such information is disclosed in the Compensation Discussion and Analysis, the compensation tables and the accompanying narrative disclosure beginning on page 21 (commonly referred to as “say-on-pay”); and

FOR the ratification of BDO USA, LLP as the Company’s independent registered public accounting firm for the current fiscal year.

QUORUM AND VOTES REQUIRED

Quorum

The presence of a majority of the outstanding shares of Common Stock represented in person or by proxy and entitled to vote at the 2015 Meeting will constitute a quorum.

Votes Required

The two (2) nominees for Director receiving the highest vote totals will be elected as Class I Directors of the Company.

Approval of Proposal 2 requires the affirmative vote of seventy-five percent (75%) of the outstanding shares of Common Stock entitled to vote.

Approval of Proposal 3 and Proposal 4 each requires the affirmative vote of a majority of the votes cast.

Withheld Votes, Abstentions and Broker Non-Votes

Abstentions and broker non-votes will be considered shares “present and entitled to vote” for the purpose of determining whether a quorum exists. A “broker non-vote” occurs when a custodian does not vote on a particular proposal because it has not received voting instructions from the applicable beneficial owner and does not have discretionary voting power on the matter in question.

With respect to Proposals 1 (Election of Directors), 3 (Advisory Vote on Executive Compensation) and 4 (Ratification of Independent Registered Public Accounting Firm), abstentions and any “broker non-votes” will not be included in the vote totals and, as such, will have no effect on the outcome of these proposals.

With respect to Proposal 2 (Declassification of Board), abstentions and any “broker non-votes” will have the same effect as votes cast against such Proposal.

ATTENDANCE AT THE ANNUAL MEETING

Attendance at the 2015 Meeting or any adjournment or postponement thereof will be limited to stockholders of the Company and its guests. If you are a stockholder of record, your name will be verified against the list of stockholders of record prior to your admittance to the 2015 Meeting or any adjournment or postponement thereof. Please be prepared to present photo identification for admission. If you hold your shares in street name, you will need to provide proof of beneficial ownership, such as a brokerage account statement or other similar evidence of ownership, as well as photo identification, in order to be admitted to the 2015 Meeting. Please note that if you hold your shares in street name and intend to vote in person at the 2015 Meeting, you must also provide a “legal proxy” obtained from your custodian.

HOW TO REVOKE YOUR PROXY

Your proxy is revocable. The procedure you must follow to revoke your proxy depends on how you hold your shares.

If you are a registered holder of Common Stock, you may revoke a previously submitted proxy by submitting another valid proxy (whether by phone, the Internet or mail) or by providing a signed letter of revocation to the Secretary of the Company, at the principal executive offices of the Company, 1601 Trapelo Road, Suite 170, Waltham, Massachusetts 02451, before the closing of the polls at the 2015 Meeting. Only the latest-dated validly executed proxy will count. You also may revoke any previously submitted proxy by attending the 2015 Meeting and voting your shares in person. Note that simply attending the 2015 Meeting without taking one of the above actions will not revoke your proxy.

If you hold shares in street name, in general, you may revoke a previously submitted voting instruction by submitting to your custodian another valid voting instruction (whether by phone, the Internet or mail) or a signed letter of revocation. Please contact your custodian for detailed instructions on how to revoke your voting instruction and the applicable deadlines.

PROPOSAL 1

ELECTION OF DIRECTORS

The Board has six members and is currently divided into three classes. A class of Directors is elected each year for a three-year term.

The current term of the Company’s Class I Directors will expire at the 2015 Meeting. The Board’s nominees for Class I Director are Warren G. Lichtenstein and Glen M. Kassan, each of whom currently serves as a Class I Director and is available for re-election at the 2015 Meeting. If either of Mr. Lichtenstein or Mr. Kassan is elected at the 2015 Meeting, he will serve for a term of three years that will expire at the Company’s 2018 Annual Meeting of Stockholders and until his successor is elected and qualified. The persons named as proxies will vote for each of Mr. Lichtenstein and Mr. Kassan for election to the Board as a Class I Director unless the proxy card is marked otherwise.

Each of Mr. Lichtenstein and Mr. Kassan has indicated a willingness to serve, if elected; however, if prior to election, either or both becomes unable to serve, the persons named as proxies may vote the proxy for a substitute nominee or, as the case may be, nominees. The Board has no reason to believe either of Mr. Lichtenstein or Mr. Kassan will be unable to serve if elected.

If Proposal 2, as set forth below, is approved by the stockholders at the 2015 Meeting, all directors will be elected annually starting with the 2016 annual meeting of stockholders.

The Board unanimously recommends that the stockholders vote FOR the Nominees listed below.

Information Concerning the Directors and the Board’s Nominees

Biographical and certain other information concerning the members of the Board of the Company is set forth below:

Class I Director Nominees for a three year term expiring at the 2018 Annual Meeting

Warren G. Lichtenstein, age 50. Mr. Lichtenstein has served as the Chairman of the Board and a Director of the Company since March 12, 2013. Mr. Lichtenstein served as Chief Executive Officer and Chairman of the Board of Steel Partners Holdings L.P. (“SPH”) from July 15, 2009 to February 26, 2013, and has served as SPH’s Executive Chairman since February 2013. He has served as Chairman of the Board of Handy & Harman Ltd. (formerly known as WHX Corporation) (“HNH”), a NASDAQ-listed, Delaware corporation in which SPH has a majority ownership interest, since July 2005. Mr. Lichtenstein served as the Chairman and Chief Executive Officer of Steel Partners Holdings GP Inc. (“Steel Holdings GP”) from July 2009 to February 2013, and as Executive Chairman since February 2013. Steel Holdings GP is the general partner of SPH. Mr. Lichtenstein is the Chairman and Chief Executive Officer of Steel Partners LLC (“Steel Partners”) and has been associated with Steel Partners and its affiliates since 1990. Mr. Lichtenstein has served as a director of Aerodyne Rocket Holdings, Inc., a NYSE-listed manufacturer of aerospace and defense products and systems with a real estate business segment, since March 2008 and has served as the Chairman of the Board since March 2013. Mr. Lichtenstein has served as a director (currently Chairman of the Board) of Steel Excel Inc. (“Steel Excel”), a company whose business currently consists of Steel Sports Inc. and Steel Energy Services Ltd., since October 2010 and Chairman of the Board since May 2011. In 2011 Mr. Lichtenstein founded Steel Sports, Inc., a subsidiary of Steel Excel dedicated to building a network of participatory and experience-based sports-related businesses, with a particular emphasis on youth sports. He has served as a director of SL Industries, Inc. (“SL Industries”), a company that designs, manufactures and markets power electronics, motion control, power protection, power quality electromagnetic and specialized communication equipment that is listed on NYSE Amex, since March 2010. He previously served as a director (formerly Chairman of the Board) of SL Industries from January 2002 to May 2008 and served as Chief Executive Officer from February 2002 to August 2005. Mr. Lichtenstein served as a director of WebFinancial Corporation (“WebFinancial”), the predecessor entity of Steel Holdings, from 1996 to June 2005, as Chairman and Chief Executive Officer from December 1997 to June 2005 and as President from December 1997 to December 2003, and he has previously served as a director (formerly Chairman of the Board) of United Industrial Corporation (“United Industrial”) and as a director of KT&G Corporation and of Layne Christensen Company. In 2010 he established the Steel Partners Foundation, a private charitable foundation, and he is a member of the Board of Our Kids First Foundation. We believe

Mr. Lichtenstein is qualified to serve as a director due to his expertise in corporate finance, record of success in managing private investment funds and his related service as a director of, and advisor to, a diverse group of public companies, including other companies having attributes similar to the Company.

Glen M. Kassan, age 72. Mr. Kassan has served as a Director of the Company since March 12, 2013, and has also served as Vice Chairman of the Board since May 2, 2014. From May 2, 2014 to January 31, 2015, Mr. Kassan also served as the Company’s Chief Administrative Officer. Mr. Kassan is a Managing Director and operating partner of Steel Partners and has been associated with Steel Partners and its affiliates since August 1999. He previously served as a director of HNH from July 2005 to May 2015, and served as HNH’s Chief Executive Officer from October 2005 until December 2012. He also served as the Vice President, Chief Financial Officer and Secretary of a predecessor entity of Steel Holdings from June 2000 to April 2007. He has served as a director of SLI since January 2002 and its Chairman of the Board since May 2008. He previously served as SLI’s Vice Chairman of the Board from August 2005 to May 2008, its President from February 2002 to August 2005, its interim Chief Executive Officer from June 14, 2010 to June 29, 2010 and its interim Chief Financial Officer from June 14, 2010 to August 30, 2010. He was a director of United Industrial from October 2002 to November 2007. We believe Mr. Kassan is qualified to serve as a director due to his years of experience and record of success in leadership positions in industrial and other public companies having attributes similar to the Company as well as the expertise he possesses in capital markets and corporate finance.

Class II Directors Continuing in Office until the 2016 Annual Meeting of Stockholders

Anthony Bergamo, age 69. Mr. Bergamo has served as a Director of the Company since December 18, 2013. Mr. Bergamo has held various positions with MB Real Estate, a property development and management company based in New York City and Chicago, since April 1996, including the position of Vice Chairman since May 2003. He also serves as a director of Steel Partners Holdings L.P. since July 2009 and serves as Chairman of the Audit Committee. Mr. Bergamo has served as Managing Director with Milstein Hotel Group, a hotel operator, since April 1995. He has also serves as the Chief Executive Officer of Niagara Falls Redevelopment, LLC, a real estate development company, since August 1998. Mr. Bergamo was a director of Lone Star Steakhouse & Saloon, Inc., an owner and operator of restaurants, from May 2002 until December 2006, at which time such company was sold to a private equity fund. At the time of such sale, Mr. Bergamo was the Chairman of the Audit Committee of Lone Star Steakhouse & Saloon, Inc. He has also been a director since 1995, a Trustee since 1986 and currently is Chairman of the Audit Committee and a member of the Executive and Compensation Committees of Dime Community Bancorp. Mr. Bergamo is also the Founder of the Federal Law Enforcement Foundation, a foundation that provides economic assistance to both federal and local law enforcement officers suffering from serious illness and to communities recovering from natural disasters, and has served as its Chairman since 1988. Mr. Bergamo serves on the New York State Judicial Screening Committee, First Department and the State of New York Mortgage Agency as the Chairman of the Audit Committee. He formerly served as a Member of the New York State Commission for Sentencing Reform as a member of the Board of New York Off-Track Betting. Mr. Bergamo serves as Chairman of the Audit Committee of the Board. He earned a B.S. in History from Temple University, and a J.D. from New York Law School. He is admitted to the New York, New Jersey and Federal Bars, the US Court of Appeals and the US Supreme Court. Mr. Bergamo’s qualifications to sit on our Board include his broad experience as chief executive officer and operating officer of public and private companies, and his more than fifteen years of service on boards of public companies and various public service organizations.

Philip E. Lengyel, age 66. Mr. Lengyel has served as a Director of the Company since May 2015. Since January 2009, Mr. Lengyel has been self-employed as a consultant providing services to companies and organizations relating to marketing, branding strategies, promotions, sponsorships and public relations. From May 2005 through December 2009, he served as Executive Vice President and Chief Marketing Officer of the Indianapolis Motor Speedway Corp. focusing on increasing brand awareness and the development of IndyCar racing. Previously, Mr. Lengyel served over two decades in senior marketing and other business positions with Walt Disney World, most recently from March 1999 through April 2005, as Vice President of Alliance Development. Mr. Lengyel brings to the Board significant experience in the areas of marketing, advertising, promotions, publicity and branding for two prominent and highly successful organizations.

Class III Directors Continuing in Office until the 2017 Annual Meeting of Stockholders

Jeffrey J. Fenton, age 58. Mr. Fenton has served as a Director of the Company since November 2010. Mr. Fenton was initially appointed to the Board pursuant to a Settlement Agreement among the Company, LCV Capital Management, LLC, Raging Capital

Management, LLC and certain of their affiliates, dated October 20, 2010. Since January 2014, he has served as Senior Vice President of Business Development at United Rentals, Inc., a provider of rental equipment and tools that serve industrial and construction sites. Mr. Fenton has also served as a Principal of Devonshire Advisors LLC, an advisory services firm, since March 2004. From March 2004 to April 2008, Mr. Fenton also served as Senior Advisor to Cerberus Capital Management L.P., a leading private investment firm. Mr. Fenton served as a director of Bluelinx Holdings Inc., Formica Corporation, IAP Worldwide Services, Global Motorsports Group, Inc. and Transamerica Trailer Leasing Co. Mr. Fenton brings to the Board significant finance, international business and leadership experience, having served as a senior advisor at a leading private investment firm as well as chief executive officer of a major industrial company.

Jeffrey S. Wald, age 41. Mr. Wald has served as a Director of the Company since February 2012. Mr. Wald was elected to the Board at the Company’s 2011 annual meeting of stockholders after being nominated for election by Peerless Systems Corporation. Since May 2010, Mr. Wald has been the Chief Operating Officer and Chief Financial Officer of Work Market, Inc., a labor resource platform that he co-founded. From May 2008 to May 2010, Mr. Wald was a Managing Director at Barington Capital Group, L.P. an activist hedge fund manager, where he initiated investments and managed Barington’s portfolio of investments. From March 2007 through May 2008, Mr. Wald was the Chief Operating Officer and Chief Financial Officer of Spinback, Inc., an internet commerce company he co-founded (sold to Buddy Media Corporation). From January 2003 to March 2007, Mr. Wald was a Vice President at The GlenRock Group, a private equity firm which invests in undervalued, middle market companies as well as emerging and early stage companies. Earlier in his career, Mr. Wald held positions in the mergers and acquisitions department at J.P. Morgan Chase & Co. Mr. Wald is currently a director of Work Market, Inc. and CoStar Technologies, Inc., where he also serves on the audit committee. From 2010 to 2012, Mr. Wald served as a director of Peerless Systems Corporation and from 2009 to 2010 he served on the board of Register.com. Mr. Wald brings to the Board substantial experience in the area of venture capital, technology, principal investing and operations.

CORPORATE GOVERNANCE AND BOARD MATTERS

The Company maintains a corporate governance page on its website which includes key information about its corporate governance initiatives, including its Code of Business Conduct and Ethics, Corporate Governance Guidelines, and charters for each of the Audit Committee, Human Resources and Compensation Committee and Nominating and Corporate Governance Committee of the Board. The corporate governance page can be found by clicking on “Governance” under the Investor Relations tab on our website at www.moduslink.com.

The Company has policies and practices that promote good corporate governance and are compliant with the listing requirements of NASDAQ and the corporate governance requirements of the Sarbanes-Oxley Act of 2002, including:

•	The Board has adopted clear corporate governance policies;

•	A majority of the Board members are independent of the Company and its management;

•	All members of the Audit Committee, the Human Resources and Compensation Committee, and the Nominating and Corporate Governance Committee are independent;

•	The independent members of the Board meet regularly without the presence of management;

•	The Company has a code of business conduct and ethics, which applies to all employees, is monitored by its internal audit function and Chief Compliance Officer and is annually affirmed by its employees;

•	The charters of the Board committees clearly establish their respective roles and responsibilities;

•	The Company has an ethics hotline available to all employees, and the Company’s Audit Committee has procedures in place for the anonymous submission of employee complaints on accounting, internal accounting controls, or auditing matters;

•	The Company’s internal audit control function maintains critical oversight over the key areas of its business and financial processes and controls, and reports directly to the Company’s Audit Committee; and

•	The Company also has stock ownership guidelines for its non-employee Directors and executive officers.

Board Leadership Structure

Mr. Lichtenstein has served as non-executive Chairman of the Board since March 12, 2013. The duties of the non-executive Chairman include, among other duties, (i) calling, chairing and setting the agenda for meetings of the Board, (ii) setting the agenda for and chairing meetings of the Directors in executive session, (iii) chairing the annual meeting of stockholders, (iv) briefing the Chief Executive Officer on issues arising from and/or discussed in executive sessions of the Directors, (v) facilitating discussions among Directors on key issues regarding the Company, (vi) facilitating communications between other members of the Board and the Chief Executive Officer (however, each Director is free to communicate directly with the Chief Executive Officer), (vii) in the event a stockholder seeks to communicate with the Board, accepting and responding to such communications, (viii) reviewing periodically the Company’s business plan, financial performance and other activities with the Chief Executive Officer, (ix) recommending Board committee assignments for consideration by the Nominating and Corporate Governance Committee (provided, however, that no such recommendation shall be required in order for such committee to carry out its duties with respect to committee composition) and (x) in consultation with the other Directors and the Chief Executive Officer, developing Board agendas. Mr. Kassan has served as Vice-Chairman of the Board since May 2, 2014. The duties of the Vice-Chairman include, among other things, providing assistance to the Chairman in performing the duties described above.

Independence of Members of the Board

The Board has determined that each of Anthony Bergamo, Jeffrey J. Fenton, Philip E. Lengyel and Jeffrey S. Wald, constituting a majority of the Directors of the Company, satisfies the criteria for being an “independent director” under the standards of Nasdaq and has no material relationship with the Company other than by virtue of his service on the Board.

Board and Committee Meetings

During the fiscal year ended July 31, 2015 (“fiscal 2015”), the Board held fifteen 15 meetings (including by telephone conference). During fiscal 2015, each incumbent Director attended at least 75% of the aggregate of the total number of meetings of the Board and the total number of meetings of the committees on which he or she served. During fiscal 2015, the Directors of the Company met periodically, as they deemed necessary, outside of the presence of the executive officers of the Company. The Company’s Directors are strongly encouraged to attend the Company’s Annual Meeting of Stockholders. All of the Company’s Directors serving at the time of the 2014 Annual Meeting of Stockholders attended such meeting in person or via teleconference.

The standing committees of the Board are the Audit Committee, Human Resources and Compensation Committee, and the Nominating and Corporate Governance Committee. Each committee reports regularly to the full Board on its activities.

Audit Committee

The Board has an Audit Committee established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended, which assists the Board in fulfilling its responsibilities to stockholders concerning the Company’s financial reporting and internal controls and facilitates open communication among the Audit Committee, Board, outside auditors and management. The Audit Committee discusses with management and the Company’s outside auditors the financial information developed by the Company, the Company’s systems of internal controls and the Company’s audit process. The Audit Committee is solely and directly responsible for appointing, evaluating, retaining and, when necessary, terminating the engagement of the independent auditor. The independent auditors meet with the Audit Committee (both with and without the presence of the Company’s management) to review and discuss various matters pertaining to the audit, including the Company’s financial statements, the report of the independent auditors on the results, scope and terms of their work, and their recommendations concerning the financial practices, controls, procedures and policies employed by the Company. The Audit Committee oversees the internal audit functions and the senior-most internal auditor reports directly to the Audit Committee. The Audit Committee pre-approves all audit services to be provided to the Company, whether provided by the principal auditor or other firms, and all other services (review, attest, tax and non-audit) to be provided to the Company by the independent auditor. The Audit Committee coordinates the Board’s oversight of the Company’s internal control over financial reporting, disclosure controls and procedures and code of conduct. The Audit Committee is charged with establishing procedures for (i) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and (ii) the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting, internal accounting controls or auditing matters. Prior to November 20, 2014, the Audit Committee was responsible for the review, approval and ratification of all related party transactions with the Company, although those duties have since been assumed by the Related Party Transactions Committee. The Audit Committee is authorized, without further action by the Board, to engage such independent legal, accounting and other advisors as it deems necessary or appropriate to carry out its responsibilities. The Board has adopted a written charter for the Audit Committee, a copy of which can be found under the “Investor Relations—Governance” section of the Company’s website at www.moduslink.com. The contents of our website are not part of this Proxy Statement, and our internet address is included in this document as an inactive textual reference only. The Audit Committee currently consists of Anthony Bergamo (Chair), Jeffrey J. Fenton and Jeffrey S. Wald, each of whom is independent as defined in applicable Nasdaq listing standards and Rule 10A-3 under the Securities Exchange Act of 1934, as amended. The Audit Committee met six (6) times during fiscal 2015.

Human Resources and Compensation Committee

The Board has a Human Resources and Compensation Committee (the “Compensation Committee”), which administers the Company’s 2010 Incentive Award Plan, 2004 Stock Incentive Plan and Amended and Restated 1995 Employee Stock Purchase Plan, as well as the Company’s cash incentive plans, performance-based restricted stock program and other equity-based awards. The Compensation Committee approves salaries, bonuses and other compensation arrangements and policies for the Company’s executive officers. The Compensation Committee also makes recommendations to the Board regarding Director compensation. The Compensation Committee is authorized, without further action by the Board, to engage such independent legal, accounting and other advisors as it deems necessary or appropriate to carry out its responsibilities. The Board has adopted a written charter for the Compensation Committee, a copy of which can be found under the “Investor Relations—Governance” section of the Company’s website at www.moduslink.com. The Compensation Committee currently consists of Anthony Bergamo, Jeffrey J. Fenton (Chair), and Philip E. Lengyel, each of whom is an independent director as determined in accordance with the Compensation Committee charter and applicable Nasdaq rules. The Compensation Committee met seven (7) times during fiscal 2015.

During fiscal 2015, the Company’s Senior Vice President, Chief Human Resources Officer regularly attended Compensation Committee meetings to provide information and recommendations regarding the Company’s executive compensation program. The Senior Vice President, Chief Human Resources Officer formulated and presented recommendations regarding any change in the base salary, bonus, equity compensation and other benefits of other executive officers, but the Compensation Committee was not bound by such recommendations and the Compensation Committee ultimately approved the compensation of all executive officers. In addition, the Senior Vice President, Chief Human Resources Officer and members of the human resources staff compile relevant data at the request of the Compensation Committee. Other than making recommendations and participating in discussions regarding the compensation of other executive officers, the Company’s Senior Vice President, Chief Human Resources Officer generally did not play a role in determining the amount or form of executive compensation. During fiscal 2015, our President and Chief Executive Officer also made recommendations regarding compensation adjustments for the executive officers (but not his own compensation), which adjustments were considered by the Compensation Committee. The Compensation Committee generally met in executive sessions without any member of management present when discussing compensation matters pertaining to the President and Chief Executive Officer and, at times, on other compensation-related matters.

For fiscal 2015, the Compensation Committee approved the number of shares included in an annual stock option pool for new hire and promotion grants to non-executive employees, and delegated authority to the President and Chief Executive Officer to determine the amounts and recipients of the new hire and promotional stock option grants to such employees. The delegation of authority to the President and Chief Executive Officer to make new hire and promotional grants was subject to certain limitations, including a prohibition on making grants to direct reports and per grant limits. In addition, the Compensation Committee pre-approved a procedure providing for the automatic grant of such stock options, with any variance in amounts granted requiring approval from the Compensation Committee.

The Compensation Committee’s historical practice and policy has been to engage an outside compensation consultant to advise it as needed and to conduct a comprehensive review of executive compensation every two years. In intervening years, it is the Compensation Committee’s practice to adjust the data from the prior year, as it deems necessary, to reflect prevailing market trends for executive compensation.

Pursuant to its charter, the Compensation Committee has the sole authority to retain, terminate, obtain advice from, oversee and compensate its outside advisors, including its compensation consultant. The Company has provided appropriate funding to the Compensation Committee to do so.

In September 2014, the Company, at the direction of the Compensation Committee, retained Hay Group as its new independent executive compensation consultant. None of the Company’s management participated in the Compensation Committee’s decision to retain Hay Group. Hay Group reports directly to the Compensation Committee and the Compensation Committee may replace Hay Group or hire additional consultants at any time. Hay Group attends meetings of the Compensation Committee, as requested, and communicates with the Chair of the Compensation Committee between meetings; however, the Compensation Committee makes all decisions regarding the compensation of the Company’s executive officers.

Hay Group provided executive compensation services to the Compensation Committee with respect to the Company’s executive officers pursuant to a written consulting agreement with the Compensation Committee. The services Hay Group provides under the agreement include advising the Compensation Committee regarding peer group development and validation, conducting an annual review of compensation for our executive officers, and providing survey compensation market data. During fiscal 2015, Hay Group provided services to the Compensation Committee regarding the annual compensation arrangement for certain executive officers, and also provided services and market data relating to new hire pay practices for certain other executive positions.

The Compensation Committee regularly reviews the services provided by its outside consultants and believes that Hay Group is independent in providing executive compensation consulting services. The Compensation Committee conducted a specific review of its relationship with Hay Group and determined that Hay Group’s work for the Compensation Committee did not raise any conflicts of interest, consistent with the guidance provided under the Dodd-Frank Act, the SEC and the NASDAQ. In making this determination, relying in part on representations from the Hay Group, the Compensation Committee noted that:

•	Hay Group did not provide any services to the Company or its management other than service to the Compensation Committee, and its services were limited to executive compensation consulting. Specifically, it does not provide, directly or indirectly through affiliates, any non-executive compensation services, including, but not limited to, pension consulting or human resource outsourcing;

•	Fees from the Company were far less than 1% of Hay Group’s total revenue;

•	Hay Group maintains a Conflicts Policy which was provided to the Compensation Committee with specific policies and procedures designed to ensure independence;

•	None of the Hay Group consultants on the Company matter had any business or personal relationship with Compensation Committee members;

•	None of the Hay Group consultants on the Company matter, or Hay Group, had any business or personal relationship with executive officers of the Company that would create a conflict of interest; and

•	None of the Hay Group consultants on the Company matter directly own Company stock.

The Compensation Committee reviews executive compensation on an ongoing basis and consults with its independent consultant as deemed necessary. The Compensation Committee also periodically reviews the results of the Company’s management succession planning activities as it relates to the management team, and shares its findings with the full Board.

Nominating and Corporate Governance Committee

The Board has a Nominating and Corporate Governance Committee (the “Governance Committee”), which makes recommendations to the Board concerning all facets of the Director-nominee selection process, develops and recommends to the Board corporate governance principles applicable to the Company and oversees the evaluation of the Board and management. The Governance Committee has the authority to engage such independent legal and other advisors as it deems necessary or appropriate to carry out its responsibilities. The Governance Committee is responsible for overseeing an annual self-evaluation of the Board to determine whether it and its committees are functioning effectively and determines the nature of the evaluation, supervises the conduct of the evaluation and prepares an assessment of the performance of the Board, which is discussed with the Board. The Governance Committee also oversees the Company’s enterprise risk management program and activities. The Governance Committee may, at the request of the Board, periodically review and make recommendations to the Board relating to management succession planning, including policies and principles for Chief Executive Officer selection and performance review, as well as policies regarding succession in the event of an emergency or the retirement of the Chief Executive Officer. The Board has adopted a written charter for the Governance Committee, a copy of which can be found under the “Investor Relations—Governance” section of the Company’s website at www.moduslink.com.

In recommending candidates for election to the Board, the Governance Committee considers nominees recommended by directors, officers, employees, stockholders and others, using the same criteria to evaluate all candidates. The Governance Committee reviews each candidate’s qualifications, including whether a candidate possesses any of the specific qualities and skills desirable in certain members of the Board. Evaluations of candidates generally involve a review of background materials, internal discussions, and interviews with selected candidates as appropriate. Upon selection of a qualified candidate, the Governance Committee would recommend the candidate for consideration by the full Board. The Governance Committee may engage consultants or third-party search firms to assist in identifying and evaluating potential nominees. The Board requires that all nominees for the Board have a reputation for integrity, honesty and adherence to high ethical standards. In addition, nominees should also have demonstrated business acumen, experience and ability to exercise sound judgment in matters that relate to the current and long-term objectives of the Company and should be willing and able to contribute positively to the decision-making process of the Company. The Governance Committee will consider nominees for the Board recommended by stockholders in accordance with the Fourth Amended and Restated Bylaws of the Company (the “Bylaws”).

Stockholders wishing to propose Director candidates for consideration by the Governance Committee may do so by writing, by deadlines specified in the Company’s Bylaws, to the Secretary of the Company and providing information concerning the nominee and his or her proponent(s) required by the Company’s Bylaws. The Company’s Bylaws set forth further requirements for stockholders wishing to nominate director candidates for consideration by stockholders including, among other things, that a stockholder must give timely written notice of an intent to make such a nomination to the Secretary of the Company. See “Proposals of Stockholders for 2016 Annual Meeting and Nomination of Directors” in this Proxy Statement for more information.

The Governance Committee currently consists of Anthony Bergamo, Philip E. Lengyel and Jeffrey S. Wald, each of whom is independent as defined in applicable Nasdaq listing standards. The Governance Committee met two (2) times during fiscal 2015.

Board’s Role in Risk Oversight

We believe that risk is inherent in innovation and the pursuit of long-term growth opportunities. The Company’s management is responsible for day-to-day risk management activities. The Board, acting directly and through its committees, is responsible for the oversight of the Company’s risk management. With the oversight of the Board, the Company has implemented practices and programs designed to help manage the risks to which we are exposed in our business and to align risk-taking appropriately with our efforts to increase stockholder value.

The Governance Committee has primary responsibility for initial consideration of all risk oversight matters and oversees our financial and risk management policies and enterprise risk management activities. As part of the overall risk oversight framework, the Governance Committee’s risk oversight responsibilities include, among other things, reviewing annually: (i) the categories of risk the Company faces; (ii) the design of the Company’s risk management functions; (iii) the internal communication of the Company’s risk management strategy; (iv) the risk policies and procedures adopted by management and the implementation of such policies and procedures; and (v) the reports of management, independent auditors, legal counsel and outside experts regarding risks the Company faces. Our management team reviews risks on a regular basis.

In addition, the Board participates in regular discussions with the Company’s senior management on many core subjects, including strategy, operations, finance, and legal and public policy matters, in which risk oversight is an inherent element. The Board believes that the leadership structure described above under “Board Leadership Structure” facilitates the Board’s oversight of risk management because it allows the Board, with leadership from the non-executive Chairman and working through its committees, including the independent Governance Committee, to participate actively in the oversight of management’s actions.

Diversity

Diversity has always been very important to us. Although we have no formal separate written policy, pursuant to our Corporate Governance Guidelines, the Board annually reviews the appropriate skills and characteristics of the members of the Board, and diversity is one of the factors used in this assessment.

Director Stock Ownership Guidelines

In September 2008, the Compensation Committee adopted stock ownership guidelines for our Directors, which guidelines were updated in December 2010. The Compensation Committee believes that it is appropriate for the Directors to hold equity in the Company. Under these guidelines, as updated, the non-employee Directors’ ownership requirement is set at three times the annual retainer. All individuals will have five years from the later of the adoption of the guidelines or his or her first appointment or election as a Director to reach these ownership levels. In computing the amounts owned, the Company will consider the value of shares owned outright, restricted stock held by the individual, and in-the-money vested options.

Stockholder Communications with the Board

Stockholders may send written communications to the Board, the presiding director or any individual member of the Board to the following address: c/o Secretary, ModusLink Global Solutions, Inc., 1601 Trapelo Road, Suite 170, Waltham, Massachusetts 02451. The Company will forward all such correspondence accordingly, except for mass mailings, job inquiries, surveys, business solicitations or advertisements, or patently offensive or otherwise inappropriate material.

PROPOSAL 2

APPROVAL OF THE AMENDMENT TO THE COMPANY’S

RESTATED CERTIFICATE OF INCORPORATION

TO DECLASSIFY THE BOARD OF DIRECTORS

The Board has unanimously adopted and is submitting for stockholder approval an amendment to the Company’s Restated Certificate of Incorporation (the “Charter Amendment”) that would eliminate the classification of the Board and provide instead for the annual election of Directors commencing with the Company’s 2016 annual meeting of stockholders, which will be held after the fiscal year ending on July 31, 2016.

The Board is committed to good corporate governance. The Board recognizes that there is a growing sentiment among the investment community in favor of annual elections, and that many U.S. public companies have eliminated their classified Board structures in recent years, based on the argument that classified boards have the effect of reducing the accountability of directors to stockholders. The Board believes that implementing annual elections for all directors would support the Board’s ongoing effort to adopt “best practices” that are in-line with evolving corporate governance practices. The Board recognizes that our classified board structure, which has been in place since 1994, may offer certain advantages, such as promoting continuity and stability in the management of the business and affairs of the Company and reducing vulnerability to coercive takeover tactics. While the Board recognizes these potential benefits, the affirmative vote to declassify the Board was supported by 58% of the Company’s stockholders at the Company’s 2014 annual meeting of stockholders, which, though short of the 75% required threshold, constituted the affirmative vote of over 95% of votes cast. The Board also notes that even without a classified board, we have other means to encourage a takeover bidder to negotiate with the Board, including the December 29, 2014 Amendment to the Company’s Restated Certificate of Incorporation, limiting certain transfers of the Company’s common stock. After weighing the foregoing considerations, on October 12, 2015 the Board determined that it is in the best interests of the Company and our stockholders to eliminate the classified Board structure, and to propose at the 2015 Meeting declassifying the Board, commencing with the Company’s 2016 annual meeting of stockholders.

The proposed Charter Amendment eliminates the classification of the Board effective upon the Company’s 2016 annual meeting of stockholders and provides for the annual election of all Directors beginning at that annual meeting. If approved, the Charter Amendment would become effective upon the filing of a certificate of amendment with the Secretary of State of the State of Delaware, which the Company expects to do promptly after stockholder approval is obtained for the Charter Amendment.

If stockholders approve the Charter Amendment, the current term of each director would end at the Company’s 2016 annual meeting of stockholders. Commencing at the 2016 annual meeting of stockholders, the entire Board would stand for election annually and the term of any director chosen as a result of a newly created directorship or to fill a vacancy following such election would expire at the next annual meeting of stockholders.

The proposed Charter Amendment would not change the present number of Directors or the Board’s authority to change that number and to fill any vacancies or newly created directorships.

Delaware corporate law provides, unless otherwise provided in the certificate of incorporation, that members of a board that is classified may be removed only for cause. At present, because the Board is classified, and because the Company’s Restated Certificate of Incorporation does not otherwise provide, the members of the Board are removable only for cause. The proposed Charter Amendment provides that, once the Board has become declassified at the Company’s 2016 annual meeting of stockholders, Directors may be removed with or without cause.

Approval of the Charter Amendment will result in the amendment of Article Seventh of the Company’s Restated Certificate of Incorporation, as shown on Appendix I.

Vote Required

The Company’s Restated Certificate of Incorporation provides that any amendment to Article Seventh may only be approved by the affirmative vote of seventy-five percent (75%) of the Company’s outstanding voting stock. Therefore, approval of this Proposal 2 requires the affirmative vote of seventy-five percent (75%) of the outstanding shares of Common Stock entitled to vote. Abstentions and “broker non-votes” will have the same effect as votes against this proposal.

The Board recommends that the Stockholders vote FOR the approval of the amendment of the Company’s Restated Certificate of Incorporation to declassify the Board of Directors.

PROPOSAL 3

ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Board recognizes that it is appropriate to seek the views of stockholders on the design and effectiveness of the Company’s executive compensation program. Per the Dodd-Frank Wall Street Reform and Consumer Protection Act enacted in July 2010 and Section 14A of the Exchange Act, we are required to provide our stockholders with the opportunity to approve, on an advisory basis, the compensation of our Named Executive Officers as disclosed in this Proxy Statement. Consistent with the recommendation of the Board to stockholders that future stockholder votes on executive compensation be held annually, and in light of the voting results on the say on frequency proposal at the 2011 annual meeting of stockholders, the Company has determined that it will hold an annual advisory vote on the compensation of named executive officers until the next required vote on the frequency of stockholder votes on executive compensation takes place at the 2017 annual meeting of stockholders.

As described in more detail under the heading “Compensation Discussion and Analysis” beginning on page 21 of this Proxy Statement, we believe our executive compensation program aligns with our short and long-term business goals, with a significant portion of compensation “at risk” and directly linked to our overall performance. As such, we believe our executive compensation properly aligns the interests of our executives with the interests of our stockholders.

The Board recommends that the stockholders vote in favor of the following resolution:

Resolved, that the stockholders approve, on an advisory basis, the compensation of the Company’s Named Executive Officers as described in the Compensation Discussion and Analysis, the Summary Compensation Table and other related tables and disclosures in this proxy statement.

As an advisory vote, this proposal is not binding upon the Company or the Board. The Compensation Committee values the opinions expressed by our stockholders in their vote on this proposal and will consider the outcome of the vote when making future compensation decisions for our Named Executive Officers.

Vote Required

Approval of this Proposal 3 requires the affirmative vote of a majority of the votes cast. Abstentions and any “broker non-votes” will not be included in the vote totals and, as such, will have no effect on the outcome of this proposal.

The Board unanimously recommends that the stockholders vote FOR the approval, on an advisory basis, of the compensation of our Named Executive Officers.

PROPOSAL 4

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board has appointed BDO USA, LLP, an independent registered public accounting firm, to audit the Company’s consolidated financial statements for the fiscal year ending July 31, 2016, and recommends that the stockholders vote for ratification of such appointment. If the stockholders do not ratify the selection of BDO USA, LLP as the Company’s independent registered public accounting firm, the appointment will be reconsidered by the Audit Committee. Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the Company’s and its stockholders’ best interests. A representative of BDO USA, LLP, which served as the Company’s independent registered public accounting firm in fiscal 2015, is expected to be present at the 2015 Meeting, to be available to respond to appropriate questions from stockholders and to make a statement if he or she desires to do so.

Vote Required

Approval of this Proposal 4 requires the affirmative vote of a majority of the votes cast. Abstentions and any “broker non-votes” will not be included in the vote totals and, as such, will have no effect on the outcome of this proposal.

The Board recommends that the stockholders vote FOR the ratification of BDO USA, LLP to serve as the Company’s independent registered public accounting firm for the current fiscal year.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information, as of September 30, 2015, with respect to the beneficial ownership of shares of Common Stock by: (i) 5% stockholders; (ii) the members of the Board of the Company, (iii) the Named Executive Officers (as defined under “Summary Compensation Table”); and (iv) all current executive officers and members of the Board of the Company, as a group.

	Amount and Nature of Beneficial Ownership(1)
Name of Beneficial Owner	Number of Shares	Percent of Class(2)
5% Stockholders
Steel Partners Holdings L.P.(3)	18,141,605	33.4%
Dimensional Fund Advisors LP(4)	2,663,531	5.1
Highbridge Capital Management, LLC(5)	3,884,648	6.9

Directors and Nominees
Anthony Bergamo(6)	41,533	* %
Jeffrey J. Fenton(7)	102,013	*
Glen M. Kassan(8)	56,257	*
Philip E. Lengyel(9)	22,222	*
Warren G. Lichtenstein(10)	119,539	*
Jeffrey S. Wald(11)	74,502	*

Named Executive Officers
John J. Boucher(12)	734,506	1.4%
Alan R. Cormier(13)	15,635	*
Joseph B. Sherk(14)	44,499	*
Glen M. Kassan(8)	56,527	*
All current executive officers and directors, as a group (9 persons)(15)	1,210,706	2.3

*	Less than 1%
(1)	For purposes of this table, beneficial ownership is determined by rules promulgated by the Securities and Exchange Commission (the “SEC”), and the information is not necessarily indicative of beneficial ownership for any other purpose. Under these rules, beneficial ownership includes any shares over which the individual has sole or shared voting power or investment power and also any shares which the individual has the right to acquire within 60 days after September 30, 2015, through the exercise of any stock option or other right (“Presently Exercisable Options”). The inclusion herein of such shares, however, does not constitute an admission that the named stockholder is a direct or indirect beneficial owner of such shares. The Company believes that each person or entity named in the table has sole voting power and investment power (or shares such power with his or her spouse) with respect to all shares of Common Stock listed as owned by such person or entity unless noted otherwise. Unless otherwise indicated, the address of each person listed in the table is c/o ModusLink Global Solutions, Inc., 1601 Trapelo Road, Suite 170, Waltham, MA 02451.
(2)	Number of shares deemed outstanding includes 52,273,569 shares of Common Stock as of September 30, 2015, plus any shares subject to Presently Exercisable Options held by the person in question or, in the case of Highbridge Capital Management, LLC, the number of shares issuable upon conversion of the Convertible Senior notes held by Highbridge Capital Management, LLC, or in the case of Steel Partners Holdings L.P., the number of presently exercisable Warrants.
(3)	Based on information provided in the Schedule 13D filed by Handy & Harman, Ltd. (“HNH”), BNS Holdings, Inc. (“BNS”), Steel Partners, Ltd. (“SPL”), Steel Partners Holdings L.P. (“Steel Holdings”), SPH Group LLC (“SPHG”), SPH Group Holdings LLC (“SPHG Holdings”), Steel Partners LLC (“Partners LLC”), and Warren G. Lichtenstein with the SEC on October 14, 2011 and all amendments thereto, including that certain Amendment No. 20 to Schedule 13D filed by HNH, WHX CS Corp. (“WHX CS”), SPL, Steel Holdings, SPHG, SPHG Holdings, Steel Partners Holdings GP, Inc. (“Steel Holdings GP”), Mr. Lichtenstein, and Glen M. Kassan on March 9, 2015. The principal business address of HNH and WHX CS is 1133 Westchester Avenue, Suite N222, White Plains, NY 10604. The principal business address of SPL, Steel Holdings, SPHG, SPHG Holdings and Partners LLC is 590 Madison Avenue, 32nd Floor, New York, NY 10022.

•	SPL owns 60,000 shares of Common Stock. Mr. Lichtenstein is the Chief Executive Officer and stockholder of SPL. Accordingly, Mr. Lichtenstein may be deemed to have shared investment and voting power with respect to such shares of Common Stock held indirectly by him. Mr. Lichtenstein disclaims beneficial ownership of the shares of Common Stock owned directly by SPL except to the extent of his pecuniary interest therein.

•	SPHG Holdings owns 540,015 shares of Common Stock. Steel Holdings owns 99% of the membership interests of SPHG. SPHG is the sole member of SPHG Holdings. Steel Holdings GP is the general partner of Steel Holdings, the managing manager of SPHG and the manager of SPHG Holdings. Accordingly, by virtue the relationships discussed above, each of Steel Holdings, SPHG, and Steel Holdings GP may be deemed to beneficially own the shares of Common Stock owned directly by SPHG Holdings. Each of SPHG, Steel Holdings, and Steel Holdings GP disclaims beneficial ownership of the shares of Common Stock owned directly by SPHG Holdings except to the extent of his or its pecuniary interest therein. SPHG Holdings, SPHG, Steel Holdings and Steel Holdings GP have shared dispositive and voting power with respect to the 540,015 shares owned by SPHG Holdings.

•	HNH owns 1,985,624 shares of Common Stock. SPHG Holdings owns approximately 55% of the outstanding shares of common stock of HNH. Steel Holdings owns 99% of the membership interests of SPHG. SPHG is the sole member of SPHG Holdings. Steel Holdings GP is the general partner of Steel Holdings, the managing manager of SPHG and the manager of SPHG Holdings Accordingly, each of SPHG Holdings, Steel Holdings, SPHG and Steel Holdings GP could be deemed to beneficially own the shares of Common Stock owned directly by HNH. Each of SPHG Holdings, Steel Holdings, SPHG and Steel Holdings GP disclaims beneficial ownership of the shares of Common Stock owned directly by HNH. HNH, SPHG Holdings, SPHG, Steel Holdings and Steel Holdings GP have shared dispositive and voting power with respect to the 1,985,624 shares owned by HNH.

•	WHX CS owns 5,940,170 shares of Common Stock. HNH owns 100% of the outstanding shares of common stock of WHX CS, and SPHG Holdings owns approximately 55% of the outstanding shares of common stock of HNH. Steel Holdings owns 99% of the membership interests of SPHG. SPHG is the sole member of SPHG Holdings. Steel Holdings GP is the general partner of Steel Holdings, the managing manager of SPHG and the manager of SPHG Holdings. Accordingly, by virtue of the relationships described above, each of HNH, SPHG Holdings, Steel Holdings, SPHG and Steel Holdings GP could be deemed to beneficially own the shares of Common Stock owned directly by WHX CS. WHX CS, HNH, SPHG Holdings, SPHG, Steel Holdings and Steel Holdings GP have shared dispositive and voting power with respect to the 5,940,170 shares owned by WHX CS.

•	Steel Holdings directly owns 7,500,000 shares of Common Stock and has the right acquire up to 2,000,000 shares of Common Stock pursuant to currently exercisable warrants issued by the Company to Steel Holdings. Steel Holdings GP may be deemed to beneficially own the shares, including the shares underlying the warrants, owned directly by Steel Holdings.

•	Mr. Lichtenstein beneficially owns 59,539 shares of Common Stock and Mr. Kassan beneficially owns 56,527 shares of Common Stock, which were awarded to them in their capacity as directors of the Company. As described above Mr. Lichtenstein may also be deemed to have shared investment and voting power with respect to 60,000 shares owned by SPL, and Mr. Lichtenstein disclaims beneficial ownership of the shares of Common Stock owned directly by SPL except to the extent of his pecuniary interest therein.

(4)	Based solely on information provided in a Schedule 13G filed by Dimensional Fund Advisors LP (“Dimensional”) with the SEC on February 5, 2015, Dimensional has sole dispositive power with respect to such shares and sole voting power with respect to 2,612,083 shares. Dimensional is an investment advisor registered under Section 203 of the Investment Advisors Act of 1940, furnishing investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager to certain other commingled group trusts and separate accounts. These investment companies, trusts and accounts are collectively referred to as the “Funds.” As a result of its role as investment advisor or investment manager to the Funds, Dimensional may be deemed to be the beneficial owner of the 2,633,531 shares of Common Stock held by the Funds. However, Dimensional does not have the right to receive any dividends from, or the proceeds from the sale of, the securities held by the Funds and Dimensional disclaims beneficial ownership of such securities. Dimensional’s address is Palisades West, Building One, 6300 Bee Cave Road, Austin, TX 78746.
(5)

Based solely on information provided in a an amended Schedule 13G filed by Highbridge Capital Management, LLC (“Highbridge”) with the SEC on February 17, 2015, Highbridge, as the trading manager of Highbridge International, LLC and Highbridge Tactical Credit & Convertibles Master Fund, L.P. (the “Highbridge Funds”) has shared voting and dispositive power with respect to 3,884,648 shares of the Company’s Common Stock issuable upon conversion of the 5.25% Convertible Senior Notes due 2019 held by the Highbridge Funds. Highbridge’s address is 40 West 57th Street, 33rd Floor, New York, NY 10019.

(6)	Consists of 41,533 shares of Common Stock owned directly by Mr. Bergamo. Mr. Bergamo is a director of Steel Partners Holdings L.P., a member of the Section 13(d) group described in Footnote 3 above that owns more than 10% of the Company’s outstanding Common Stock. Mr. Bergamo disclaims beneficial ownership of the shares of Common Stock of the Company owned directly by the other members of the Section 13(d) group except to the extent of his pecuniary interest therein.
(7)	Consists of 102,013 shares owned directly by Mr. Fenton.
(8)	Consists of 56,257 shares of Common Stock owned directly by Mr. Kassan. Mr. Kassan is a member of the Section 13(d) group described in Footnote 3 above that owns more than 10% of the Company’s outstanding Common Stock. Mr. Kassan disclaims beneficial ownership of the shares of Common Stock of the Company owned directly by the other members of the Section 13(d) group except to the extent of his pecuniary interest therein.
(9)	Consists of 22,222 shares owned directly by Mr. Lengyel.
(10)	Includes 59,539 shares of Common Stock owned directly by Mr. Lichtenstein and 60,000 shares of Common Stock owned directly by Steel Partners, Ltd. (“SPL”). Mr. Lichtenstein is the Chief Executive Officer and sole director of SPL. Accordingly, by virtue of the Mr. Lichtenstein’s relationship with SPL, Mr. Lichtenstein may be deemed to beneficially own the shares of Common Stock of the Company owned directly by SPL. Mr. Lichtenstein disclaims beneficial ownership of the shares of Common Stock of the Company owned directly by SPL except to the extent of his pecuniary interest therein. Mr. Lichtenstein is a member of the Section 13(d) group described in Footnote 3 above that owns more than 10% of the Company’s outstanding Common Stock. Mr. Lichtenstein disclaims beneficial ownership of the shares of Common Stock of the Company owned directly by the other members of the Section 13(d) group except to the extent of his pecuniary interest therein.
(11)	Consists of 74,502 shares owned directly by Mr. Wald.
(12)	Includes 487,706 shares which may be acquired by Mr. Boucher pursuant to Presently Exercisable Options.
(13)	Includes 2,935 shares which may be acquired by Mr. Cormier pursuant to Presently Exercisable Options.
(14)	Includes 33,999 shares which may be acquired by Mr. Sherk pursuant to Presently Exercisable Options.
(15)	Includes 524,640 shares which may be acquired pursuant to Presently Exercisable Options.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Management by Affiliates of Steel Holdings

As of the Record Date, Steel Holdings and its affiliates beneficially owned 18,141,605 shares of the Company’s Common Stock, representing approximately 33% of our outstanding shares of Common Stock. The power to vote and dispose of the securities held by Steel Holdings and its affiliates is controlled by Steel Holdings GP. Warren G. Lichtenstein, our Chairman of our Board, is also the Executive Chairman of Steel Holdings GP. Certain other affiliates of Steel Holdings GP hold positions with the Company, including Glen Kassan, who served as the Company’s Chief Administrative Officer through January 31, 2015 and currently serves as our Vice Chairman of the Board.

Management Services Agreement

On December 31, 2014, we entered into a Management Services Agreement with SP Corporate Services LLC (“SP Corporate”), effective as of January 1, 2015 (as amended, the “Management Services Agreement”). SP Corporate is an indirect wholly owned subsidiary of Steel Partners Holdings L.P. (“SPH”). Warren Lichtenstein, our Chairman of the Board, is affiliated with SPH, and is the Chief Executive Officer of SP Corporate. In addition, Glen Kassan, our Vice Chairman of the Board and former Chief Administrative Officer, is also affiliated with SPH. Joseph B. Sherk, who serves as our Principal Financial Officer, Principal Accounting Officer and Corporate Controller, became an employee of SP Corporate on January 1, 2015, and he currently serves as Principal Financial Officer and Chief Accounting Officer of SP Corporate. Under the Management Services Agreement, SP Corporate furnishes the services of Mr. Sherk to the Company, and Mr. Sherk continues to serve as the Company’s Principal Financial Officer, Principal Accounting Officer and Corporate Controller. Additionally, SP Corporate has agreed to furnish to us personnel to perform additional services, which include, without limitation:

•	Services related to corporate treasury functions and financing matters;

•	Services related to internal audit functions;

•	Support of M&A functions;

•	Support of corporate secretary functions;

•	Stockholder communication functions; and

•	Legal services, including but not limited to advising the Company on risk management, governance and compliance generally, assisting with public company reporting requirements, advising on investigations and litigation, and advising on major business transactions.

The Management Services Agreement was approved by the Related Party Transactions Committee, a special committee of the Board comprised entirely of independent directors having no affiliation with SP Corporate or its affiliates. Performance of services under the Management Services Agreement by SP Corporate and its personnel are subject to the oversight of the Related Party Transactions Committee, and the authority of SP Corporate and its personnel to incur any obligation or enter into any transaction is subject to the prior approval of the Related Party Transactions Committee or a prior written delegation of authority of the Related Party Transactions Committee delivered to SP Corporate. In connection with the Management Services Agreement, eight employees (including Mr. Sherk) of the Company were transferred to SP Corporate, at which time SP Corporate assumed the majority of costs associated with compensating those employees and providing applicable benefits. The services of Mr. Sherk and the other persons that will render the above functions to the Company are made available to us on a non-exclusive basis. However, pursuant to the terms of the Management Services Agreement, all such persons are required to devote such time and effort as is reasonably necessary to fulfill the statutory and fiduciary duties applicable to them in performing such services.

Under the Management Services Agreement we pay a fixed monthly fee of $175,000 in consideration of the services. The monthly fee is subject to review and adjustment by agreement between ourselves and SP Corporate for periods commencing in fiscal 2016 and beyond. Additionally, we may be required to reimburse SP Corporate and its affiliates for all reasonable and necessary business expenses incurred on our behalf in connection with the performance of the services under the Management Services Agreement.

The Management Services Agreement provides that, under certain circumstances, we may be required to indemnify and hold harmless SP Corporate and its affiliates and employees from any claims or liabilities by a third party in connection with activities or the rendering of services under the Management Services Agreement.

The Management Services Agreement had an initial term of six months. On June 30, 2015, we entered into an amendment that extended the term of the Management Services Agreement to December 31, 2015 and provided for automatic renewal for successive one year periods, unless and until terminated in accordance with the terms set forth therein, which include, under certain circumstances, the payment by the Company of certain termination fees to SP Corporate.

Our Related Party Transactions Committee approved the entry into the Management Services Agreement and the amendment thereto. The Related Party Transactions Committee concluded that by consolidating back office functions and corporate overhead between SP Corporate and the Company, the Company likely would achieve cost savings over time. In negotiating and approving the Management Services Agreement, the Related Party Transactions Committee, consisting of Jeffrey J. Fenton, Philip E. Lengyel and Jeffrey S. Wald, each of whom is an independent director as defined by the rules of NASDAQ, considered, among other things, issues such as the scope of the services to be provided by SP Corporate to the Company, the pricing of the arrangement with SP Corporate, and the limits of authority for the outsourced personnel.

Eligibility for Performance-Based Cash and Equity Compensation

During fiscal 2015, certain employees of SP Corporate remained eligible to participate in the Company’s annual cash incentive plan and performance-based restricted stock plan following their transfer to SP Corporate in January 2015. In each case, potential awards under the plans were prorated to reflect six months’ service to the Company in fiscal 2015, such that the Company would have been responsible to pay 50% of the applicable award in the event the applicable financial objectives for the plans were achieved. As discussed in the “Compensation Discussion and Analysis”, the Company did not achieve the applicable objectives for its annual cash compensation and performance-based restricted stock plans and, accordingly, no SP Corporate employee received an award under those plans. The Company did not otherwise provide any compensation to SP Corporate employees following their transfer to SP Corporate in fiscal 2015.

Review, Approval or Ratification of Transactions with Related Persons

During fiscal 2015, the Company had a policy for the review and approval of related-party transactions. A “related-party transaction” is a transaction that meets the minimum threshold for disclosure under the relevant SEC rules (generally, transactions involving amounts exceeding $120,000 in which a “related person” or entity has a direct or indirect material interest). “Related persons” include the Company’s executive officers, directors, nominees for directors, 5% or more beneficial owners of our Common Stock, immediate family members of these persons and entities in which one of these persons has a direct or indirect material interest. Prior to November 20, 2014, the Audit Committee was responsible for review and approval of all related-party transactions. After that date, management began presenting potential related-party transactions to the Related Party Transactions Committee to determine whether to approve or ratify them.

The Related Party Transactions Committee reviews the material facts of any related-party transaction and either approves or disapproves of the entry into the transaction. In the course of reviewing the related-party transaction, the Related Party Transactions Committee considers whether (i) the transaction is fair and reasonable to the Company, (ii) under all of the circumstances the transaction is in, or not inconsistent with, the Company’s best interests, and (iii) the transaction will be on terms no less favorable to the Company than could have been obtained in an arms’ length transaction with an unrelated third party. If advance approval of a related-party transaction is not feasible, then the transaction will be considered and, if the Related Transactions Party Committee determines it to be appropriate, ratified by the Related Party Transactions Committee. No director may participate in the approval of a transaction for which he or she is a related party.

When a related-party transaction is ongoing, any amendments or changes are reviewed and the transaction is reviewed annually for reasonableness and fairness to the Company.

ADDITIONAL INFORMATION

Management

Officers are elected annually by the Board and serve at the discretion of the Board. Set forth below is information regarding the executive officers of the Company as of the date of this Proxy Statement.

Name	Age	Position
John J. Boucher	56	President and Chief Executive Officer
Alan R. Cormier	64	Senior Vice President, General Counsel
Joseph B. Sherk	67	Principal Financial Officer, Principal Accounting Officer and Corporate Controller

John J. Boucher, joined the Company as President and Chief Executive Officer in January 2013 from Symbotic LLC, a global provider of integrated supply network automation solutions for warehouses and distribution centers, where he served as Chief Commercial Officer & Chief Operating Officer starting in 2010. From 2004 to 2010, Boucher served in executive and leadership positions at Celestica Inc., a major provider of supply chain services to companies in the communications, consumer, computing, and industrial, aerospace and defense, healthcare, green technology, and semiconductor capital equipment globally. While at Celestica, he held the positions of Executive Vice President of Global Services, Sales & Supply Chain Solutions; Executive Vice President, Supply Chain & Chief Procurement Officer; and President & Senior Vice President, Americas Operations. Mr. Boucher recently served on the Consumer & Electronics Advisory Board of Nypro, a leading global solutions provider in the field of manufactured precision plastic products.

Alan R. Cormier, joined the Company as Senior Vice President, General Counsel in December 2013. Prior to that, Mr. Cormier was at Sycamore Networks, Inc., an intelligent bandwidth management services company, where he served as President and Chief Executive Officer from March 2013 to December 2013, and where he was General Counsel and Secretary from December 2004 through March 2013. Previously, he was Vice President, General Counsel and Secretary at Manufacturers’ Services Limited, a contract manufacturing company, from July 2000 through March 2004. In addition, Mr. Cormier served as Vice President, General Counsel and Clerk of Dynamics Research Corporation, a provider of information technology, engineering, logistics and other consulting services, and previously worked approximately 20 years in senior legal positions at Wang Global Corporation (formerly Wang Laboratories, Inc.).

Joseph B. Sherk, joined the Company as Vice President and Corporate Controller in December 2007. On May 2, 2014, Mr. Sherk was also appointed to serve as the Company’s Principal Accounting Officer and on May 28, 2014, he was appointed to serve as the Company’s Principal Financial Officer. Pursuant to a Management Services Agreement by and between SP Corporate and the Company, Mr. Sherk was transferred to SP Corporate on January 1, 2015. In accordance with the terms of the Management Services Agreement, SP Corporate has agreed to furnish the services of Mr. Sherk, and Mr. Sherk has continued to serve as the Company’s Principal Financial Officer, Principal Accounting Officer and Corporate Controller since the date of his transfer to SP Corporate. See “Certain Relationships and Related Transactions” earlier in this proxy statement for a description of the Management Services Agreement. Prior to joining the Company in December 2007, Mr. Sherk worked in a number of financial and accounting roles at various public and private companies, including Firestone, Colgate Palmolive Company, Lafarge, United Rentals, Icahn Enterprises and Arthur Anderson & Co.

There are no family relationships between any director, executive officer or person nominated or chosen by the Company to become a director or executive officer of the Company. Messrs. Boucher, Cormier and Sherk are also directors and/or officers of many of the Company’s subsidiaries.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis provides details about the Company’s compensation practices for its Named Executive Officers. The information in this section should be read together with the tables and narratives that accompany the information presented.

The following executives are the Company’s Named Executive Officers for fiscal 2015:

•	Mr. John B. Boucher, President and Chief Executive Officer;

•	Mr. Joseph B. Sherk, Principal Financial Officer, Principal Accounting Officer and Corporate Controller;

•	Mr. Alan R. Cormier, Senior Vice President, General Counsel; and

•	Mr. Glen M. Kassan, former (as of January 31, 2015) Chief Administrative Officer.

Executive Summary of Fiscal 2015 Compensation

Fiscal 2015 was a year of continued emphasis on improving operational efficiency and building upon the programs and strategic initiatives implemented in fiscal 2013 and 2014 to position us for the future. Among other things, we continued our multi-year transformation to streamline our company and create the capacity to invest in innovation and new markets for our business, in addition to pursuing initiatives that will allow us to better allocate resources and prioritize investment dollars. Our compensation actions and decisions for fiscal 2015 were designed to incentivize our management team to achieve these goals. Accordingly, we took the following actions with respect to compensation of our executive officers in fiscal 2015:

•	Base salaries for most of our Named Executive Officers were maintained at their fiscal 2014 levels when fiscal 2015 compensation was determined.

•	As was the case in fiscal 2014, our Compensation Committee continued to emphasize the concept of pay performance, where a significant portion of total compensation depends upon the Company’s achievement of financial and other objectives. Accordingly, as part of its annual review of executive compensation, the Compensation Committee established a variable cash compensation plan and a performance-based stock plan for our executive officers, each of which provided awards only upon attainment of certain corporate financial objectives.

•	As a result of the Compensation Committee’s ongoing review of our executive compensation programs, the Compensation Committee, in consultation with our full Board, worked with management to re-evaluate our annual cash incentive and equity incentive plans for potential changes in an effort to better align the plans with our business mission, strategy and goals for the Company. As a result of this review, the Compensation Committee made certain adjustments to the program metrics for our annual incentive plans. Specifically, and given the Compensation Committee’s emphasis on driving profitability as a necessary precondition to making awards under our annual incentive plans, the Compensation Committee determined that all of the compensation under our annual incentive plans would be subject to a performance gate based on achieving a specified level of Adjusted EBITDA before any awards would be made. Upon achievement of the Adjusted EBITDA gate, awards under our fiscal 2015 annual cash bonus and performance-based stock plans would be based entirely on the Company’s performance with respect to two new objectives – Return on Invested Capital, a measure of the efficiency and effectiveness of our use of capital invested in our operations, and Book and Bill of New Business, a measure of the potential value of new business awarded to us during the year. Based on the Compensation Committee’s assessment that these objectives were key drivers for our annual operating plan, all of the corporate performance objectives underlying our annual incentive programs for our executive officers were based and measured on these same corporate objectives.

•	In determining the performance gate and underlying targets for our annual incentive plans, the Compensation Committee noted that the financial objectives, while feasible to meet, would be challenging to achieve and would require significantly improved performance compared with prior year results. The Company did not achieve the specified level of Adjusted EBITDA required for our executive officers to earn awards under our annual cash bonus or performance-based stock plan and, accordingly, no awards were made to our executive officers under those plans in fiscal 2015.

As a result of the Compensation Committee’s re-evaluation of our annual incentive compensation programs during fiscal 2015, the fiscal 2015 compensation for our executive officers was formally approved somewhat later in the fiscal year than would normally be the case. All of the performance objectives underlying our fiscal 2015 annual incentive plans, however, were consistent with the goals set forth in the Company’s annual operating plan that was approved by the Board in the first quarter of fiscal 2015.

On December 31, 2014, we entered into the Management Services Agreement with SP Corporate, an affiliate of Steel Partners Holdings L.P. (“SPH”), which owns approximately 33% of our outstanding shares of Common Stock as of the Record Date. Pursuant to the Management Services Agreement, on January 1, 2015, Mr. Sherk was transferred to SP Corporate, at which time SP Corporate began furnishing Mr. Sherk’s services to the Company, and Mr. Sherk continues to serve as the Company’s Principal Financial Officer, Principal Accounting Officer and Corporate Controller. Following his transfer to SP Corporate, Mr. Sherk remained eligible to participate in the Company’s annual cash bonus and performance-based stock plans on a prorated basis in fiscal 2015; however, all other compensation paid to Mr. Sherk after December 31, 2014 was provided by SP Corporate pursuant to the Management Services Agreement.

Notwithstanding the Management Services Agreement, going forward the Company may, following consultation with and the recommendations of the Related Transactions Party Committee and SP Corporate, elect to provide equity-based compensation to Mr. Sherk and other SP Corporate personnel providing services to us. For a more complete description of the terms of the Management Services Agreement, see “Certain Relationships and Related Transactions” earlier in this proxy statement.

Effective January 31, 2015, Mr. Kassan resigned as Chief Administrative Officer of the Company, although he continues to serve as a director of the Company in his capacity as Vice Chairman of the Board. While serving as Chief Administrative Officer, Mr. Kassan received an annual base salary of $400,000 and benefits from the Company, but he was not eligible to participate in the Company’s annual cash bonus or performance-based stock plans. Because Mr. Kassan resigned as Chief Administrative Officer prior to the Compensation Committee’s annual review of compensation for our executive officers in fiscal 2015, Mr. Kassan’s fiscal 2015 compensation remained unchanged throughout the period prior to his departure as Chief Administrative Officer.

Unless otherwise noted below, given the timing surrounding Mr. Sherk’s transfer to SP Corporate and Mr. Kassan’s resignation as Chief Administrative Officer, the discussion that follows in this Compensation Discussion and Analysis relates primarily to the fiscal 2015 compensation policies and decision making process for Mr. Boucher and Mr. Cormier.

Executive Compensation Objectives

Our executive compensation program is designed to meet the following objectives:

•	Attract and retain executive officers who contribute to our success;

•	Align compensation with our short-term and long-term strategy and goals; and

•	Motivate and reward high levels of performance.

These objectives serve as guiding principles in our compensation program design, and collectively seek to link compensation to overall Company performance, which helps to ensure that the interests of our executives are aligned with the interests of our stockholders.

Our compensation philosophy generally is to set target total compensation (base salary, bonus and long term incentives) at the median for similarly situated individuals at companies we consider to be our peers and competitors for talented individuals and within the general industry and geography (as more fully described below under “Benchmarking”). However, we also consider the need to account for factors such as tenure, individual performance, and unique characteristics and criticality of the job to the Company, and, as a result, from time to time and for certain individuals, we will exceed or trail the median target.

Our Compensation Committee has not adopted any rigid policies or guidelines for allocating compensation between short- and long-term compensation, between cash and non-cash compensation or among different forms of cash compensation. However, the Compensation Committee is guided by the principle that a substantial portion of the total compensation for our executives should be comprised of performance-based incentives that link to the Company’s financial results and stock price appreciation.

In determining performance-based compensation, the Compensation Committee believes that the primary measure of the effectiveness of a performance-based compensation plan is whether compensation is being earned commensurate with performance and whether goals are set properly to reward desired performance. In years in which the Company did not meet its financial and operational goals, no amounts were earned under our variable cash compensation plans or performance-based equity programs. The Company did not meet its financial goals for fiscal 2015 and, accordingly, no amounts were earned under variable cash compensation or on performance-based equity.

Components of Executive Compensation

The principal components of compensation for our executive officers typically consist of base salary; performance-based annual cash bonus; equity grants of stock options and performance-based restricted stock; limited perquisites; and other benefits. Each component is described in more detail below. As discussed under “Human Resources and Compensation Committee”, the Compensation Committee engages a compensation consultant to assist us in determining these compensation levels and to review our executive compensation programs.

Base Salary

Base salary is the fixed component of an executive’s annual cash compensation and supports our compensation objectives to attract and retain talented executives and adequately compensate and reward them for services rendered during the fiscal year. Changes in base salary are typically considered based on an evaluation of individual performance during our annual performance review process. Assessment of individual performance includes achievements and performance of the applicable operating unit or function for which the executive is responsible. In addition, from time to time, adjustments are made to base salaries during the fiscal year in light of promotions, added responsibilities or in reaction to changes in the market for an individual possessing the skills and abilities required by our executives.

The Compensation Committee reviewed the base salaries of our Named Executive Officers and determined that no change in base salary would be made for most of our Named Executive Officers for fiscal 2015. Accordingly, the fiscal 2015 base salaries for Mr. Boucher and Mr. Cormier remained unchanged at $550,000 and $275,000, respectively. In addition, Mr. Kassan’s annual base salary remained at $400,000 throughout the period prior to his resignation as Chief Administrative Officer in January 2015. In November 2014, Mr. Sherk did receive an increase to his annual base salary from $239,233 to $246,410.

Performance-Based Annual Cash Bonus

In most years, the Compensation Committee has established an Executive Management Incentive Plan, or EMIP, which provides cash incentives for our executives. The EMIP supports our compensation objectives by focusing on annual financial and operating results and enabling our target total compensation to remain competitive within the marketplace for executive officers.

Target bonus awards are expressed as a percentage of the base salary paid to the executive officer during that plan year. Typically, the Compensation Committee has selected bonus amounts for the executive officers such that the target total cash compensation approximates the median of comparable positions at our peer companies or the general industry. For fiscal 2015, the target bonuses for our Named Executive Officers were:

Executive Officer*	Target as Percentage of Base Salary (%)
John J. Boucher	100
Joseph B. Sherk**	30
Alan R. Cormier	50

*	Mr. Kassan was not eligible to participate in the 2015 EMIP.
**	Represents Mr. Sherk’s target bonus on an annualized basis. In connection with his transfer to SP Corporate Services in January 2015, Mr. Sherk’s target bonus was adjusted to reflect 6 months’ service to the Company, such that the Company would only be responsible to pay Mr. Sherk 50% of whatever was earned in accordance with the terms of the 2015 EMIP.

The fiscal 2015 EMIP provided for cash payments to executive officers based on achievement of certain corporate financial objectives. Bonus payouts on the financial objectives could range from 0% to 200% of an individual’s target bonus depending on the Company’s actual performance versus the established performance goals. Awards based on achievement of the financial objectives could be further adjusted by application of a Personal Performance Factor to each executive officer’s award.

For fiscal 2015, the Compensation Committee determined that awards under the EMIP would be subject to a performance gate based on Adjusted EBITDA (the “Adjusted EBITDA Gate”) before any bonus awards would be payable to our executive officers. If the Adjusted EBITDA Gate was met, bonus awards under the EMIP would be payable based on the Company’s fiscal 2015 results on Return on Invested Capital (“ROIC”) and Book and Bill of New Business (“Book and Bill”), each as defined in the EMIP. For purposes of the EMIP, the two components were weighted at 70% for ROIC and 30% for Book and Bill.

The Compensation Committee elected to use Adjusted EBITDA as a performance gate for awards to encourage management’s continued focus on driving profitability and efficiency in fiscal 2015, and because it remains a key measure used by management and the Board to evaluate the operating performance of our core supply chain business. In selecting the ROIC and Book and Bill objectives, the Compensation Committee elected to place greater weight on the ROIC objective to encourage disciplined management of working capital, and because ROIC had been identified by the Board as a key area for Company improvement. Book and Bill was chosen because it is a forward-looking metric that measures the value of new business awarded to us during the year and it serves as an indicator of potential future growth.

For purposes of the 2015 EMIP, the Compensation Committee determined that the Adjusted EBITDA Gate would be $28,000,000. Upon achievement of the Adjusted EBITDA Gate, award payouts to the executive officers would be determined in accordance with the threshold, target and maximum performance levels for ROIC and Book and Bill as set forth below:

•	For ROIC, the EMIP required achievement at 85% of the target before any bonus payment was made. For achievement between the threshold and target, executives were eligible to receive the weighted portion of the ROIC component based on a straight line sliding scale of 70% to 100% of the target payout for corresponding performance between 85% to 100% of the Company’s target for ROIC. Achievement at target would result in a payout to the executive at 100% of the executive’s target payout for ROIC. For achievement above the target, executives were eligible to receive the weighted portion of the ROIC component based on a straight line sliding scale of 100% to 200% of the target payout for corresponding performance between 100% to 150% of the Company’s target for ROIC, with a maximum award of 200% of the executive’s target payout.

•	For Book and Bill, the EMIP required achievement at 90% of the target before any bonus payment was made. For achievement between the threshold and target, executives were eligible to receive the weighted portion of the Book and Bill component based on a straight line sliding scale of 70% to 100% of the target payout for corresponding performance between 90% to 100% of the Company’s target for Book and Bill. Achievement at target would result in a payout to the executive at 100% of the executive’s target payout for Book and Bill. For achievement above the target, executives were eligible to receive the weighted portion of the Book and Bill component based on a straight line sliding scale of 100% to 200% of the target payout for corresponding performance between 100% to 150% of the Company’s target for Book and Bill, with a maximum award of 200% of the executive’s target payout.

The applicable threshold, target and maximum payouts for the ROIC and Book and Bill objectives for each Named Executive Officer are set forth in the following table. The table assumes that the Company’s fiscal 2015 target for Adjusted EBITDA was met.

Executive Officer*		Target $ Value of Payout
	Objective	70% Level	100% Level	200% Level
John J. Boucher
	ROIC (70%)	294,000	385,000	840,000
	Book and Bill (30%)	126,000	165,000	360,000

	Total	385,000	550,000	1,100,000
Joseph B. Sherk**
	ROIC (70%)	35,914	51,305	102,610
	Book and Bill (30%)	15,392	21,988	43,976

	Total	51,305	73,293	146,586

Executive Officer*		Target $ Value of Payout
	Objective	70% Level	100% Level	200% Level
Alan R. Cormier
	ROIC (70%)	67,620	96,600	193,200
	Book and Bill (30%)	28,980	41,400	82,800

	Total	96,600	138,000	276,000

*	Mr. Kassan was not eligible to participate in the 2015 EMIP.
**	Represents the target payouts to Mr. Sherk on an annualized basis. In connection with his transfer to SP Corporate Services in January 2015, Mr. Sherk’s target bonus was adjusted to reflect 6 months’ service to the Company, such that the Company would only be responsible to pay Mr. Sherk 50% of whatever was earned in accordance with the terms of the 2015 EMIP.

The following table shows the amount of the Adjusted EBITDA Gate as well as the “threshold,” “target” and “maximum” levels of achievement established for the ROIC and Book and Bill objectives for fiscal 2015:

Performance Gate	Threshold
Adjusted EBITDA[1]		$28,000,000

Objective	Threshold	Target	Maximum
Return on Invested Capital[2]	24.9%	29.3%	44%
Book and Bill of New Business[3]	$31,500,000	$35,000,000	$52,500,000

In the Compensation Committee’s view, the objectives established were particularly challenging in that awards would be made only if the Company achieved the requisite level of Adjusted EBITDA in fiscal 2015 and at least a threshold level of performance for the ROIC and Book and Bill objectives was achieved.

Bonus payouts based on achievement of the financial objectives could be further adjusted upward or downward based on application of an Individual Performance Factor to each award. The President and Chief Executive Officer determined the Individual Performance Factor for each executive officer (except for his own performance factor, which was determined by the Compensation Committee) based on the executive officer’s performance against goals developed with the executive officer at the beginning of the year. Pursuant to the EMIP, application of the Individual Performance Factor could not result in a payment above the 200% stated maximum for an award. For fiscal 2015, the Company used an Individual Performance Factor of 0.8 to 1.2 to adjust the bonus payouts on the financial objectives. In addition, the Compensation Committee reserved the right to reduce an

[1]	For purposes of the 2015 EMIP, “Adjusted EBITDA” was defined as EBITDA before incentive compensation, less the impact of the following items: restructuring expense (up to the budgeted amount unless otherwise approved by the Board), impairments or legal or other fees related to our SEC matter, and such other items as may be determined by the Compensation Committee. The definition of Adjusted EBITDA for purposes of the 2015 EMIP was otherwise consistent with the definition of Adjusted EBITDA as described in “Management’s Discussion and Analysis of Financial Condition and Results of Operation” contained in the Company’s 2015 Annual Report. All items excluded from the definition of Adjusted EBITDA under the EMIP were reviewed and approved by the Compensation Committee.
[2]	For purposes of the 2015 EMIP, “Return on Invested Capital” was defined as Adjusted EBITDA as a percent of the average Invested Capital for fiscal 2015, with “Invested Capital” comprised of: accounts receivable, accounts payable, inventory, prepaids and other current assets (but excluding trading securities and other investments), property, plant and equipment, accrued expenses and net cash.
[3]	For purposes of the 2015 EMIP, “Book and Bill of New Business” was defined as invoicing in fiscal 2015 of any New Business closed after May 21, 2014 regardless of profitability. New Business was defined as a Program where there was active competition, a Request for Proposal and a Client Agreement, and included any of the following: a new logo, a new client group of an existing logo with autonomous decision-making authority, an additional geographic market for an existing Program, a new distribution channel, a new solution or service, or an additional product category (excluding new versions, replacements or line extensions) so long as it did not have a direct and negative impact on the same client volumes already handled by the Company.

award below the threshold amount or void an award in its entirety in the event it determined that an executive officer’s performance was unsatisfactory during the fiscal year.

The Company did not meet its target for Adjusted EBITDA in fiscal 2015 and, accordingly, none of our executive officers received a bonus under the 2015 EMIP.

Equity Grants

A key component of our executives’ compensation takes the form of equity grants, including stock options, performance-based stock options, time-based restricted stock and performance-based restricted stock. Our equity incentive awards support our compensation objectives by rewarding achievement of long-term business objectives that benefit our stockholders and help us retain a successful and tenured management team. Our executive compensation program has typically utilized a mix of equity grants to meet these objectives.

For fiscal 2015, equity awards to our Named Executive Officers consisted of stock options and performance-based restricted stock. For our Named Executive Officers other than the President and Chief Executive Officer, awards were comprised exclusively of performance-based restricted stock. Consistent with the terms outlined in his January 2013 offer letter with the Company, 50% of the President and Chief Executive’s Officer’s annual equity compensation was awarded in the form of stock options and 50% was awarded in the form of performance-based restricted stock.

Stock options

Our equity program for executive officers has included stock options, with the size and value of awards based on the executive’s position and market compensation data. The Compensation Committee believes that stock options align the interests of our executive officers with those of investors and reward executives for enhancing our stock valuation, and serve as a retention vehicle. As part of the executive officer’s compensation, stock options are generally awarded (i) upon initial hiring, (ii) annually, and (iii) periodically, in the event of promotions, added responsibilities and exemplary performance. The number of shares underlying an option grant is determined relative to market practice and in line with the Company’s goals in relation to setting target total compensation.

In fiscal 2015, the Compensation Committee awarded a stock option grant to Mr. Boucher in the amount of 371,613 shares. As noted above, the number of shares underlying Mr. Boucher’s stock option award was determined in accordance with the equity award values outlined in his offer letter with the Company.

Performance-Based Stock Options

Our equity program has also periodically utilized performance-based stock options in order to provide an additional incentive for our executive officers to increase stockholder value. In fiscal 2015, we did not award any performance-based stock options to our Named Executive Officers.

Performance-Based Restricted Stock

Another component of the Company’s equity program is granting performance-based restricted stock, pursuant to which executive officers are granted a predetermined number of shares or value of restricted stock in the event that the Company achieves a certain level of financial performance. The Compensation Committee believes that performance-based restricted stock aligns the interests of our executive officers with the interests of investors, rewards the executives for enhancing our stock valuation, and serves as a retention vehicle.

For fiscal 2015, the Compensation Committee established the 2015 Performance-Based Restricted Stock Bonus Plan (the “Performance-Based Stock Plan”) for our executive officers. Awards of restricted shares under the Performance-Based Stock Plan were based on the same performance metrics as the 2015 EMIP. Accordingly, no awards would be made under the Performance-Based Stock Plan if the Adjusted EBITDA Gate was not met. Upon achievement of the Adjusted EBITDA Gate, awards of restricted shares to the executive officers would be determined in accordance with the same threshold, target and maximum performance levels for ROIC and Book and Bill as contained in the 2015 EMIP, as set forth below:

•	For ROIC, the Performance-Based Stock Plan required achievement at 85% of the Company’s target for ROIC before any award was made. For achievement between the threshold and target, executives were eligible to receive the weighted portion of the ROIC component based on a straight line sliding scale of 70% to 100% of the target award value for corresponding performance between 85% to 100% of the Company’s target for ROIC. Achievement at target would result in an award to the executive at 100% of the executive’s target award value for ROIC. For achievement above the target, executives were eligible to receive the weighted portion of the ROIC component based on a straight line sliding scale of 100% to 200% of the target award value for corresponding performance between 100% to 150% of the Company’s target for ROIC, with a maximum award of 200% of the executive’s target award value.

•	For Book and Bill, the performance-Based Stock Plan required achievement at 90% of the Company’s target for Book and Bill before any award was made. For achievement between the threshold and target, executives were eligible to receive the weighted portion of the Book and Bill component based on a straight line sliding scale of 70% to 100% of the target award value for corresponding performance between 90% to 100% of the Company’s target for Book and Bill. Achievement at target would result in a payout to the executive at 100% of the executive’s target award value for Book and Bill. For achievement above the target, executives were eligible to receive the weighted portion of the Book and Bill component based on a straight line sliding scale of 100% to 200% of the target award value for corresponding performance between 100% to 150% of the Company’s target for Book and Bill, with a maximum award of 200% of the executive’s target award value.

The targeted values of awards for our Named Executive Officers under the Performance-Based Stock Plan for fiscal 2015 are set forth in the table below:

Executive Officer*		Target $ Value of Shares
	Objective	70% Level	100% Level	200% Level
John J. Boucher
	ROIC (70%)	294,000	420,000	840,000
	Book and Bill (30%)	126,000	180,000	360,000

	Total	420,000	600,000	1,200,000
Joseph B. Sherk**
	ROIC (70%)	9,800	14,000	28,000
	Book and Bill (30%)	4,200	6,000	12,000

	Total	14,000	20,000	40,000
Alan R. Cormier
	ROIC (70%)	39,200	56,000	112,000
	Book and Bill (30%)	16,800	24,000	48,000

	Total	56,000	80,000	160,000

*	Mr. Kassan was not eligible to participate in the 2015 Performance-Based Stock Plan.
**	In connection with Mr. Sherk’s transfer to SP Corporate Services, the targeted value of Mr. Sherk’s performance-based stock award was prorated to reflect 6 months’ service to the Company in fiscal 2015.

The potential value underlying the performance-based stock awards was determined relative to market practice and in line with the Company’s goal regarding annual equity compensation for each executive officer.

Awards under the plan would be made, if at all, on the third business day following the day the Company publicly releases its financial results for the fiscal year ended July 31, 2015. Any awards of restricted shares under the Performance-Based Stock Plan vest in three equal installments on the first, second and third anniversaries of the date of issuance provided the recipient remains employed by the Company, or a subsidiary of the Company, on the applicable vesting date.

The Company did not meet its target for Adjusted EBITDA in fiscal 2015 and, accordingly, none of our executive officers received an award of restricted stock under the 2015 Performance-Based Stock Plan.

Restricted Shares

The Compensation Committee may, from time to time, award shares of restricted stock to executive officers coincident with the commencement of employment or in recognition of a promotion, added responsibilities, exemplary performance, to address market factors or to serve as a means to retain and motivate management. During fiscal 2015, the Compensation Committee did not award any time-based vesting restricted stock to our Named Executive Officers. Following his resignation as Chief Administrative Officer in January 2015, Mr. Kassan did receive a prorated restricted stock award in connection with his resumption of service as a non-employee director of the Company.

Perquisites and other benefits

The Compensation Committee believes that the perquisites provided to our executive officers are reasonable and modest compared to the general market. To the extent we offer any perquisites, we do so in order to be competitive with the market. As a term of his employment, Mr. Boucher is eligible to receive certain enhanced disability benefits, and each of Mr. Boucher and Mr. Cormier receives an automobile allowance as a term of his employment and 401(k) matching benefits consistent with those offered to all other participating employees. Mr. Sherk and Mr. Kassan also received certain benefits on the same basis as all other participating employees during the periods they served as employees of the Company in fiscal 2015.

From time to time, we have awarded discretionary cash bonuses based on, for example, exemplary performance or the assumption of additional responsibilities. None of our Named Executive Officers was awarded a discretionary cash bonus in fiscal 2015.

Assessment of risk

The Compensation Committee believes that our compensation policies and practices motivate our employees to achieve our corporate objectives and to remain with our Company while avoiding unreasonable risk taking, and that our compensation policies and practices for our employees are not reasonably likely to have a material adverse effect on our Company. We believe we have allocated our compensation among base salary and incentive compensation target opportunities in such a way as to not encourage excessive risk taking. In addition, we believe our approach to goal setting, and our bonus plan design that provides for payouts at various levels of performance, further aligns employee and stockholder interests. Also, the multi-year vesting of our equity awards and our share ownership guidelines encourage our employees to have a long-term perspective.

Benchmarking

The Compensation Committee reviews executive compensation relative to marketplace norms on a regular basis and historically has followed a practice of refreshing this data every few years. Due to budgetary concerns and turnover in our executive staff in recent years, the Compensation Committee had not conducted a comprehensive review of executive compensation since the first quarter of fiscal 2012. In September 2014, the Compensation Committee retained Hay Group to conduct such a review, which included, among other things, updating the Compensation Committee on trends in executive compensation, reviewing our peer group and advising the Compensation Committee on the market competitiveness of our compensation for executive officers.

In early fiscal 2015, the Compensation Committee worked with Hay Group to refine our peer group for purposes of assessing our executive compensation. Historically, we identified potential peers using a rules-based process that considered industry, size with respect to revenues, employees, assets, financial and operating characteristics, including operating leverage and EBITDA margin, as well as customer base and end markets served. Our peer group was developed by considering companies identified during such process, and reflected the Company’s evolution to a supply chain management services model. The resulting peer group as it existed in fiscal 2014 is set forth below:

•	Brightpoint, Inc.;

•	CIBER, Inc.;

•	Computer Task Group, Inc.;

•	CTS Corporation;

•	Digital River, Inc.;

•	Forward Air Corporation;

•	GSI Commerce, Inc.;

•	Hub Group, Inc.;

•	Pacer International, Inc.;

•	PC Connection, Inc.;

•	PFSweb, Inc.; and

•	ScanSource, Inc.

In early fiscal 2015, the Compensation Committee evaluated our peer group with the assistance of Hay Group and concluded that certain changes in the composition of our peer group were necessary. Based on input from the Compensation Committee, Hay Group recommended a list of comparable companies for compensation comparisons based primarily on the following pre-defined selection criteria:

(i)	Peer Company Size – Sizing factors included revenue, profitability, market capitalization and number of employees, with a greater emphasis on revenue as a correlation to pay levels;

(ii)	Comparable Industry – Companies that operate in the logistics, software and e-commerce/IT transactions services area;

(iii)	Business Model – Supply chain management companies more likely to serve enterprise-level customers and operate in lower margin businesses; and

(iv)	Executive Talent Sources – Companies with whom we compete for executive talent.

Given the relatively small number of similar-sized companies operating in our industry, Hay Group considered a revenue range slightly outside its standard 50%-200% parameter in an effort to balance the size and scope of the Company’s business within the peer group. As a result of this review, the Compensation Committee removed four companies from our peer group either because the company had recently been acquired (Brightpoint, Inc., GSI Commerce, Inc. and Pacer International, Inc.) or because the former peer’s size was sufficiently different from that of the Company that they should no longer be considered a peer for compensation comparison purposes (Hub Group, Inc.), and added seven companies (CSG System International, Inc., Echo Global Logistics, Inc., ePlus, Inc., Neustar, Inc., Park-Ohio Holdings Corp., Radiant Logistics, Inc. and Virtusa Corp.) to our peer group. Accordingly, effective as of September 2015, the Company’s peer group consisted of the following 15 companies (the “2015 Peer Group”);

•	CIBER, Inc.;

•	Computer Task Group, Inc.;

•	CSG Systems international, Inc.;

•	CTS Corporation;

•	Digital River, Inc.;

•	Echo Global Logistics, Inc.;

•	ePlus, Inc.;

•	Forward Air Corporation;

•	Neustar, Inc.;

•	Park-Ohio Holdings Corp.;

•	Radiant Logistics, Inc.;

•	PC Connection, Inc.;

•	PFSweb, Inc.;

•	ScanSource, Inc.; and

•	Virtusa Corp.

To supplement our proxy peer group data, the Hay Group also provided the Compensation Committee with market survey data from its 2014 General Industry Executive Compensation Report. Only revenue size appropriate cuts of data were used. The Compensation Committee generally considered the market survey data as a broader industry reference to the peer group data.

Among our fiscal 2015 Named Executive Officers, only the positions of Chief Executive Officer and Senior Vice President, General Counsel were compared to the market data provided by Hay Group. For the position of Chief Executive Officer, fiscal 2015 target total cash compensation was slightly below the median of the 2015 peer group data but closer to the 25th percentile of the survey data, and total direct compensation was between the 25th and 50th percentiles of both the peer group and survey data. For the position of Senior Vice President, General Counsel, fiscal 2015 target total cash compensation was below the 25th percentile of the peer group data but closer to the median of the survey data, and total direct compensation was below the 25th percentile of both the peer group and survey data. The Compensation Committee concluded that the targeted values for these executive officers were consistent with its compensation objectives for those roles.

President and Chief Executive Officer Compensation Decisions

In connection with the appointment of Mr. Boucher as President and Chief Executive Officer of the Company in January 2013, the Compensation Committee engaged a compensation consultant to assist it with constructing a market competitive and attractive compensation package for Mr. Boucher. For fiscal 2013, this package consisted of base salary, the potential for a pro-rated bonus for fiscal 2013 (with a portion of the bonus guaranteed), time-based stock options, performance-based stock options, restricted shares, and an executive severance agreement. Mr. Boucher’s January 2013 offer letter also outlined the general terms of his annual cash and equity compensation going forward and, as a result, the Compensation Committee did not make any adjustments to the targets for those elements of compensation for Mr. Boucher in fiscal 2014 or fiscal 2015. Accordingly, for fiscal 2015 Mr. Boucher’s salary remained unchanged at $550,000 and his annual target bonus was set at 100% of his base salary. Mr. Boucher was also awarded annual equity compensation in fiscal 2015 with a target grant date fair value of $1,200,000, half of which was awarded in the form of stock options and the other half in the form of a potential award of performance-based restricted stock. The Company did not meet its target for Adjusted EBITDA in fiscal 2015 and, accordingly, Mr. Boucher did not receive an award of restricted stock under the Performance-Based Stock Plan in fiscal 2015.

Input from Management

During fiscal 2015, our Senior Vice President, Chief Human Resources Officer provided information and recommendations regarding our executive compensation program to our Compensation Committee, as is described in the “Human Resources and Compensation Committee” section above. In addition, in determining the performance criteria and compensation of our executive officers, the Compensation Committee generally takes into account the recommendations of our President and Chief Executive Officer (except as they relate to his own compensation). Typically, our President and Chief Executive Officer will make these recommendations based on his assessment of each executive officer’s individual performance as well as his knowledge of each executive officer’s job responsibilities, seniority, expected contributions, and his understanding of the competitive market for such executives. Our President and Chief Executive Officer may also attend meetings of the Compensation Committee at which executive compensation matters are addressed, except with respect to discussions involving his own compensation. All decisions with respect to the President and Chief Executive Officer’s compensation are made by the Compensation Committee, all of the members of which are independent members of the Board.

Related Policies and Considerations

Employment, Termination of Employment and Change-In-Control Agreements

Each of our executive officers is an employee-at-will, meaning that his employment may be terminated at any time and for any reason. We have entered into severance benefit agreements with certain of our Named Executive Officers, which are described under the heading “Potential Payments Upon Termination or Change-in-Control”. The Compensation Committee believes that the severance benefits we offer to our executives are competitive with similarly situated individuals and companies. With respect to termination of employment absent a change-in-control, we believe that the benefits we offer are in line with the markets in which we compete, and we offer these benefits to attract and retain our executives. Regarding change-in-control benefits, we have structured these benefits as a “double trigger”, meaning that the benefits are only paid in the event of, first, a change-in-control transaction, and second, the loss of employment within one year after the transaction. We decided to offer these benefits in order to provide an incentive for our executives to remain in our employ in the event of such a transaction.

Stock Ownership Guidelines

The Compensation Committee believes that it is appropriate for the executive officers to hold equity in the Company. Under our stock ownership guidelines, the Chief Executive Officer’s ownership requirement is set at three times his annual salary and other executive officers’ ownership requirement is set at two times their respective annual salaries. All individuals will have five years from the later of the adoption of the guidelines or his or her first appointment as an executive officer to reach these ownership levels. In computing the amounts owned, the Company will consider the value of shares owned outright, unvested restricted stock held by the individual, and in-the-money vested options.

Tax and Accounting Implications

Under Section 162(m) of the Internal Revenue Code, certain executive compensation in excess of $1 million paid to certain officers of a public company is not deductible for federal income tax purposes unless the executive compensation is awarded under a performance-based plan approved by stockholders. To maintain flexibility in compensating executive officers in a manner designed to promote varying corporate goals, the Compensation Committee has not adopted a policy that all compensation must be deductible. The Compensation Committee intends, to the extent practicable, to preserve deductibility under the Internal Revenue Code of compensation paid to our executive officers while maintaining compensation programs that support attraction and retention of key executives.

Stock options awarded to executive officers under our stock option plans, which were approved by stockholders, and shares of restricted stock awarded under our performance-based restricted stock program are performance-based and are potentially deductible for us. Restricted stock awards that are not performance-based do not qualify for the performance-based exception to Section 162(m) of the Internal Revenue Code, but the Compensation Committee believes that the retention benefit derived outweighs any tax benefit that might otherwise be obtained.

The compensation that we pay to the Named Executive Officers is expensed in our financial statements as required by U.S. generally accepted accounting principles. As one of many factors, the Compensation Committee considers the financial statement impact in determining the amount of, and allocation among the elements of, compensation. We account for stock-based compensation in accordance with the requirements of the Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“ASC 718”) (formerly Statement of Financial Accounting Standards No. 123R, “Share-Based Payment”).

Compensation Committee Report

The Human Resources and Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on this review and discussion, recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

HUMAN RESOURCES AND COMPENSATION COMMITTEE

Anthony Bergamo

Jeffrey J. Fenton, Chair

Philip E. Lengyel

The information contained in the foregoing report shall not be deemed to be “soliciting material” or “filed” or incorporated by reference into any of the Company’s previous or future filings with the SEC, or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, except to the extent specifically incorporated by reference into a document filed under the Securities Act of 1933 or the Securities Exchange Act of 1934.

SUMMARY COMPENSATION TABLE

The following table sets forth certain information concerning the fiscal 2015, fiscal 2014 and fiscal 2013 compensation of our current President and Chief Executive Officer, our current Principal Financial Officer, Principal Accounting Officer and Corporate Controller, our one other most highly compensated executive officer of the Company who was serving as an executive officer on July 31, 2015, and one other individual who would have been one of the three other most highly compensated executive officers of the Company but for the fact he was not serving as an executive officer on July 31, 2015. Collectively, we refer to all of these individuals as the “Named Executive Officers.”

Name and Principal Position	Year	Salary ($)		Bonus ($)	Stock Awards ($)(1)(2)		Option Awards ($)(1)(3)	Non-Equity Incentive Plan Compensation ($)(4)		All Other Compensation ($)(5)		Total ($)
John J. Boucher	2015	550,000		—	600,000		587,149	0		21,512	(6)	1,758,661
President and Chief Executive Officer	2014	550,000		—	600,288		576,972	550,000		22,149		2,299,409
	2013	264,423		187,500	169,000		1,371,840	0		8,115		2,000,878

Joseph B. Sherk	2015	109,348	(7)	—	20,000	(7)	—	0		3,177	(8)	132,525
Principal Financial Officer, Principal Accounting Officer and Corporate Controller(7)	2014	236,821		—	—		23,500	58,613	(9)	3,947		322,881	(9)

Alan R. Cormier	2015	275,000			80,000		—	0		16,032	(10)	371,032
Senior Vice President and General Counsel	2014	158,654		—	38,964		15,808	79,327		9,750		302,503

Glen M. Kassan	2015	215,385		—	69,699	(12)	—	—		147	(13)	285,231
Chief Administrative Officer(11)	2014	86,154		—	79,998		—	—		308		166,460

(1)	The amounts shown in the “Stock Awards” and “Option Awards” columns represent the aggregate grant date fair value of awards computed in accordance with ASC 718, not the actual amounts paid to or realized by the Named Executed Officers during fiscal 2015, fiscal 2014 and fiscal 2013. The ASC 718 fair value amount as of the grant date for stock awards and stock options generally is spread over the number of months of service required for the grant to vest. An explanation of the vesting of restricted stock and options awards, as well as the methodology for performance-based restricted stock payouts, is discussed in the footnotes to the “Grants of Plan-Based Awards for Fiscal 2015” and “Outstanding Equity Awards at 2015 Fiscal Year End” tables below.
(2)	Reflects the aggregate grant date fair value of awards computed in accordance with ASC 718 for restricted stock and performance-based restricted stock awards granted to the Named Executive Officers. The fair value of these awards is based on the closing price of our Common Stock on the grant date and, for performance-based stock awards, is calculated at the target value as of the grant date. The Company did not meet its target for Adjusted EBITDA in fiscal 2015 and, accordingly, none of our executive officers received an award of restricted stock under the 2015 Performance-Based Stock Plan.
(3)	The fair value of each stock option award is estimated as of the date of grant using a binomial-lattice valuation model. Additional information regarding the assumptions used to estimate the fair value of all stock options awards is included in Note 2 to Consolidated Financial Statements in the 2015 Annual Report.
(4)	Represents amounts earned under the Company’s fiscal 2015 and 2014 Executive Management Incentive Plan, as applicable. In fiscal 2013, the Company did not establish an Executive Management Incentive Plan.
(5)	Amounts set forth in this column represent employer 401(k) plan matching cash contributions, in addition to the other items noted in the applicable footnote.
(6)	Includes $12,000 automobile allowance and $3,679 in supplemental insurance premiums.
(7)	The table above reflects salary and benefits earned by Mr. Sherk prior to this transfer to SP Corporate on January 1, 2015. Pursuant to an agreement between the Company and SP Corporate Services that was ratified by the Compensation Committee, Mr. Sherk remained eligible for awards under the Company’s 2015 EMIP and Performance-Based Restricted Stock Plan with targeted values that were prorated to reflect 6-months’ service to the Company in fiscal 2015; however, all other compensation paid to Mr. Sherk after December 31, 2014 was provided by SP Corporate pursuant to the Management Services Agreement. SP Corporate has informed the Company that it cannot provide an allocation of the fixed fee attributable to services provided by Mr. Sherk after December 31, 2014.

(8)	Includes $186 in supplemental insurance premiums.
(9)	As a result of an increase to Mr. Sherk’s Personal Performance Factor to 1.1, Mr. Sherk’s actual bonus under the Company’s 2014 EMIP was $58,613 in fiscal 2014, not $53,805 as previously reported.
(10)	Includes $12,000 automobile allowance and $420 in supplemental insurance premiums.
(11)	Mr. Kassan resigned as Chief Administrative Officer of the Company on January 31, 2015.
(12)	Restricted stock award was granted in February 2015 to Mr. Kassan in connection with his resumption of service as a non-employee director of the Company.
(13)	Consists of $147 in supplemental insurance premiums.

GRANTS OF PLAN-BASED AWARDS FOR FISCAL 2015

The following table sets forth summary information regarding grants of plan-based awards made to the Named Executive Officers in fiscal 2015.

Name	Grant Date	Committee/ Board Approval Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)						Estimated Possible Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)*		All Other Option Awards: Number of Securities Underlying Options (#)(3)*	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(4)
			Threshold ($)		Target ($)		Maximum ($)		Threshold ($)	Target ($)	Maximum ($)
John J. Boucher	(5)	(5)	385,000		550,000		1,100,000
	4/292015	4/29/2015							420,000	600,000	1,200,000					600,000
	4/29/2015	4/29/2015												371,613	3.58	587,149
Joseph B. Sherk	(5)	(5)	51,305	(6)	73,293	(6)	146,586	(6)
	4/29/2015	4/29/2015							14,000	20,000	40,000					20,000
Alan R. Cormier	(5)	(5)	96,600		138,000		276,000
	4/29/2015	4/29/2015							56,000	80,000	160,000					80,000
Glen M. Kassan	2/17/2015											18,940	(7)			69,699

*	All equity awards to the Named Executive Officers during fiscal 2015 were made pursuant to the 2010 Incentive Award Plan.
(1)	Non-equity awards were to be made pursuant to the 2015 EMIP. On April 29, 2015, the Compensation Committee established the performance objectives for fiscal 2015, including the performance gate as well as the threshold, target and maximum payment levels applicable to each objective. For fiscal 2015, awards under the EMIP would be subject to a minimum level of achievement of Adjusted EBITDA before any awards would be made (the “Adjusted EBITDA Gate”). If the Adjusted EBITDA Gate was met or exceeded, awards under the EMIP would be independently measured and calculated based upon the Company’s fiscal 2015 results for Return on Invested Capital (“ROIC”) and Book and Bill of New Business (“Book and Bill”), each as defined in the EMIP. Performance measurement for these two components were weighted at 70% for ROIC and 30% for Book and Bill. The threshold, target and maximum performance levels for the applicable objectives were as follows:

•	For ROIC, the EMIP required achievement at 85% of the target before any bonus payment was made. For achievement between the threshold and target, executives were eligible to receive the weighted portion of the ROIC component based on a straight line sliding scale of 70% to 100% of the target payout for corresponding performance between 85% to 100% of the Company’s target for ROIC. Achievement at target would result in a payout to the executive at 100% of the executive’s target payout for ROIC. For achievement above the target, executives were eligible to receive the weighted portion of the ROIC component based on a straight line sliding scale of 100% to 200% of the target payout for corresponding performance between 100% to 150% of the Company’s target for ROIC, with a maximum award of 200% of the executive’s target payout.

•	For Book and Bill, the EMIP required achievement at 90% of the target before any bonus payment was made. For achievement between the threshold and target, executives were eligible to receive the weighted portion of the Book and Bill component based on a straight line sliding scale of 70% to 100% of the target payout for corresponding performance between 90% to 100% of the Company’s target for Book and Bill. Achievement at target would result in a payout to the executive at 100% of the executive’s target payout for Book and Bill. For achievement above the target, executives were eligible to receive the weighted portion of the Book and Bill component based on a straight line sliding scale of 100% to 200% of the target payout for corresponding performance between 100% to 150% of the Company’s target for Book and Bill, with a maximum award of 200% of the executive’s target payout.

In addition, pursuant to the EMIP, bonus payouts based on achievement of the financial objectives could be further adjusted upward or downward based on application of an Individual Performance Factor to each award. Pursuant to the EMIP, application of the Individual Performance Factor could not result in a payment above the 200% stated maximum for an award. For fiscal 2015, the Company used an Individual Performance Factor of 0.8 to 1.2 to adjust the bonus payouts on the financial objectives.

The threshold amount shown in the Grants of Plan-Based Awards table above presumes that the performance gate for Adjusted EBITDA was met. In addition, the table does not reflect any application of the Individual Performance Factor.

The Company did not meet its target for Adjusted EBITDA in fiscal 2015 and, accordingly, none of our executive officers received a bonus under the 2015 EMIP. See “Compensation Discussion and Analysis” for a discussion of the 2015 EMIP.

(2)	The amounts shown reflect the dollar value of potential shares of performance-based restricted stock to be issued subject to satisfaction of the performance conditions for the 2015 Performance-Based Restricted Stock Plan. Awards of restricted shares under the Performance-Based Stock Plan were based on the same performance objectives contained in the 2015 EMIP. Accordingly, the Performance-Based Stock Plan required a minimum level of achievement of Adjusted EBITDA before any award would be made (the “Adjusted EBITDA Gate”). If the Adjusted EBITDA Gate was met or exceeded, awards of restricted stock would be independently measured and calculated based upon the Company’s fiscal 2015 results for Return on Invested Capital (“ROIC”) and Book and Bill of New Business (“Book and Bill”), each as defined in the EMIP, and in accordance with the same threshold, target and maximum performance levels for ROIC and Book and Bill as contained in the 2015 EMIP, as set forth below:

•	For ROIC, the Performance-Based Stock Plan required achievement at 85% of the Company’s target for ROIC before any award was made. For achievement between the threshold and target, executives were eligible to receive the weighted portion of the ROIC component based on a straight line sliding scale of 70% to 100% of the target award value for corresponding performance between 85% to 100% of the Company’s target for ROIC. Achievement at target would result in an award to the executive at 100% of the executive’s target award value for ROIC. For achievement above the target, executives were eligible to receive the weighted portion of the ROIC component based on a straight line sliding scale of 100% to 200% of the target award value for corresponding performance between 100% to 150% of the Company’s target for ROIC, with a maximum award of 200% of the executive’s target award value.

•	For Book and Bill, the performance-Based Stock Plan required achievement at 90% of the Company’s target for Book and Bill before any award was made. For achievement between the threshold and target, executives were eligible to receive the weighted portion of the Book and Bill component based on a straight line sliding scale of 70% to 100% of the target award value for corresponding performance between 90% to 100% of the Company’s target for Book and Bill. Achievement at target would result in a payout to the executive at 100% of the executive’s target award value for Book and Bill. For achievement above the target, executives were eligible to receive the weighted portion of the Book and Bill component based on a straight line sliding scale of 100% to 200% of the target award value for corresponding performance between 100% to 150% of the Company’s target for Book and Bill, with a maximum award of 200% of the executive’s target award value.

For fiscal 2015, the Adjusted EBITDA Gate was not achieved and, accordingly, no restricted stock was issued to our Named Executive Officers under the Performance-Based Stock Plan. See “Compensation Discussion and Analysis” for a discussion of the Plan.

(3)	Unless otherwise noted, stock option awards vest as to 25% on the first anniversary of the date of grant and as to 1/48th of the shares on each monthly anniversary thereafter, provided that the recipient remains employed by the Company or one of its subsidiaries on each such date. The vesting and exercisability of the options is accelerated under certain circumstances. See “Potential Payments Upon Termination or Change-in-Control” below.
(4)	The grant date fair value of “All Other Stock Awards” is computed based on a value per share of $3.68 on February 17, 2015 for Mr. Kassan. The grant date fair value of “All Other Option Awards” is computed based on a value per share of $3.58 on April 29, 2015 for Mr. Boucher. All per share amounts are computed in accordance with ASC 718.
(5)	The Compensation Committee approved the target bonus percentages for each of Messrs. Boucher and Cormier on April 29, 2015. Mr. Sherk’s initial target bonus had not changed as of the date the 2015 EMIP was approved by the Compensation Committee, and was ratified by the Compensation Committee in connection with its approval of his continued eligibility to participate in the 2015 EMIP on a prorated basis following his transfer to SP Corporate Services.
(6)	Represents the target payouts to Mr. Sherk on an annualized basis. In connection with his transfer to SP Corporate Services in January 2015, Mr. Sherk’s target bonus was adjusted to reflect 6 months’ service to the Company, such that the Company would only be responsible to pay Mr. Sherk 50% of whatever was earned in accordance with the terms of the 2015 EMIP.
(7)	Restricted stock award was granted on February 17, 2015 to Mr. Kassan in connection with his resumption of service as a non-employee director of the Company.

Employment Arrangements of Named Executive Officers

We do not have agreements with any of the Named Executive Officers which guarantee employment for a set term and, accordingly, all of the Named Executive Officers are employees at will. We have entered into certain severance agreements with our Named Executive Officers, as discussed in “Potential Payments Upon Termination or Change-in-Control”.

John J. Boucher

John J. Boucher became the President and Chief Executive Officer of the Company on January 28, 2013. In connection therewith, the Company and Mr. Boucher executed an employment offer letter on January 14, 2013 (the “Boucher Offer Letter”), which provides for the employment of Mr. Boucher at an annualized base salary of $550,000. Mr. Boucher is also eligible for an annual cash bonus, with a target bonus equal to 100% of his base salary. Pursuant to the Boucher Offer Letter, on March 12, 2013 Mr. Boucher was granted two stock options. One award was an option to purchase up to 356,455 shares of the Company’s Common Stock at an exercise price equal to $3.38 per share (the “Standard Option”). The Standard Option has a seven-year term and vests and becomes exercisable as to 25% of the total number of shares subject to the Standard Option on the first anniversary of the grant date and as to 1/48th of the shares subject to the Standard Option on each monthly anniversary date of the grant date starting on the 13th monthly anniversary date, so that the Standard Option becomes fully vested and exercisable on the fourth anniversary of the grant date. The second award was an option to purchase up to 483,122 shares of the Company’s Common Stock at an exercise price equal to $3.38 per share (the “Performance Option”). The Performance Option has a seven-year term and vests and becomes exercisable as to 20% of the total number of shares subject to the Performance Option on each of the first five anniversaries of the grant date, subject to a minimum average share price being achieved as of each such vesting date (the “Price Performance Threshold”), which shall be $5.07, $6.76, $8.45, $10.14 and $11.83, respectively. If the specified minimum average share price for the applicable anniversary date is not achieved, then the 20% of the total number of shares subject to the Performance Option shall not vest and become exercisable but may vest on a subsequent anniversary date if the minimum average share price related to the earlier anniversary date is achieved or exceeded on a subsequent anniversary date. In addition, on March 12, 2013, Mr. Boucher was awarded 50,000 restricted shares of the Company’s Common Stock. Such restricted shares will vest on the third anniversary of the grant date.

Pursuant to the Boucher Offer Letter, beginning in fiscal 2014, Mr. Boucher became eligible for annual equity based compensation awards with a target grant date fair value of $1,200,000, with 50% to be awarded in stock options and 50% awarded in the form of performance-based restricted stock. Mr. Boucher also became eligible to participate in the Company’s EMIP, with an annual target bonus equal to 100% of his annual base salary.

On Mr. Boucher’s first day of employment, the Company and Mr. Boucher entered into an Executive Severance Agreement, described in “Potential Payments Upon Termination or Change-in-Control” below.

Alan R. Cormier

Mr. Cormier became Senior Vice President and General Counsel of the Company on December 23, 2013. In connection therewith, the Company and Mr. Cormier executed an employment offer letter on December 5, 2013 (the “Cormier Offer Letter”), which provides for the employment of Mr. Cormier at an annualized base salary of $275,000. Mr. Cormier is also eligible for an annual cash bonus, with a target bonus equal to 50% of his base salary (prorated based on the period of time he was employed in fiscal 2014). Pursuant to the Cormier Offer Letter, on December 23, 2013, Mr. Cormier was granted a stock option with a grant date fair value of $16,500, and a performance based restricted stock award with a target value of $38,500. The stock option has a seven-year term and vests and becomes exercisable as to 25% of the total number of shares subject to the option on the first anniversary of the grant date and as to 1/48th of the shares subject to the option on each monthly anniversary date of the grant date starting on the 13th monthly anniversary date, so that the option becomes fully vested and exercisable on the fourth anniversary of the grant date. The performance based restricted stock award was granted in accordance with the terms of the Company’s 2014 Performance-Based Stock Plan.

On Mr. Cormier’s first day of employment, the Company and Mr. Cormier entered into an Executive Severance Agreement, described in “Potential Payments Upon Termination or Change-in-Control” below.

Other Named Executive Officers

We entered into employment offer letters with each of our other Named Executive Officers when they commenced their employment. These letters generally set forth initial base salary, target bonus and other compensatory matters, such as initial equity grants.

OUTSTANDING EQUITY AWARDS AT 2015 FISCAL YEAR END

The following table sets forth summary information regarding the outstanding equity awards granted to each of the Named Executive Officers as of the end of fiscal 2015.

			Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: number of securities underlying unexercised unearned option (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
John J. Boucher	207,930		148,525	(2)			3.38	3/12/2020	50,000	(4)	162,500	0	0
	96,624	(3)	—		386,498	(3)	3.38	3/12/2020	196,800	(5)	639,600
	127,874		179,026	(2)			4.16	11/5/2020
	0		371,613	(2)			3.58	2/29/2022
Joseph B. Sherk	2,500	(6)	0				5.56	10/31/2015
	2,500	(6)	0				8.22	10/31/2016
	3,000	(6)	0				6.58	10/31/2017
	1,000	(6)	0				7.00	12/22/2017
	3,437	(6)	313	(6)(7)			4.29	11/22/2018
	15,000	(6)	0				3.38	3/12/2020
	5,208	(6)	7,292	(6)(8)			4.16	11/5/2020
Alan R. Cormier	2,425		3,702	(9)			5.73	12/23/2020	12,700	(10)	41,275
Glen M. Kassan									18,940	(11)	61,555

*	References to approximate share totals in the footnotes below relate to vesting schedules which may vary from time to time in order to account for rounding.
(1)	Based on the fair market value of our Common Stock on July 31, 2015 ($3.25 per share).
(2)	Stock option awards vest as to 25% on the first anniversary of the date of grant and as to 1/48th of the shares on each monthly anniversary thereafter, provided that Mr. Boucher remains employed by the Company or one of its subsidiaries on each such date. The vesting and exercisability of the options is accelerated under certain circumstances. See “Potential Payments Upon Termination or Change-in-Control” below.
(3)	Stock option vesting with respect to approximately 96,624 shares on each of March 12, 2015, March 12, 2016, March 12, 2017 and March 12, 2018 subject to a minimum average share price being achieved on each vesting date, which shall be $6.76, $8.45, $10.14 and $11.83, respectively. If the specified minimum average share price for the applicable anniversary date is not achieved, the applicable shares shall not vest and become exercisable but may vest on a subsequent anniversary date if the minimum average share price related to the earlier anniversary date is achieved or exceeded on a subsequent anniversary date. The vesting and exercisability of the performance option is accelerated under certain circumstances. See “Potential Payments Upon Termination or Change-in-Control” below.
(4)	Restricted stock award vests on the third anniversary of the date of grant, provided that Mr. Boucher remains employed by the Company or one of its subsidiaries on each such date. The vesting of this restricted stock award is accelerated under certain circumstances. See “Potential Payments Upon Termination or Change-in-Control” below.
(5)	Represents 196,800 shares of restricted stock issued on October 17, 2014 under the 2014 Performance-Based Stock Plan. This award vests in three equal installments beginning on October 17, 2015 and ending on October 17, 2017, provided that Mr. Boucher remains employed by the Company or one of its subsidiaries on each such date. The vesting of these shares is accelerated under certain circumstances. See “Potential Payments Upon Termination or Change-in-Control” below.
(6)	On December 24, 2014, the Compensation Committee exercised its discretion under the Company’s 2010 Stock Incentive Plan to provide that the Company would make commercially reasonable efforts to ensure that Mr. Sherk’s outstanding awards remain in place without acceleration or forfeiture upon his transfer to SP Corporate. Accordingly, the Compensation Committee determined that each of these stock options would remain in full force and effect and continue to be vest and be exercisable in accordance with their terms following Mr. Sherk’s transfer to SP Corporate on January 1, 2015.

(7)	Remaining stock option vesting with respect to approximately 78 shares each month beginning on August 22, 2015 and ending on November 22, 2015.
(8)	Stock option award vested as to 25% on November 5, 2014 and as to 1/48th of the shares on each monthly anniversary thereafter.
(9)	Stock option award vested as to 25% on December 23, 2014 and as to 1/48th of the shares on each monthly anniversary thereafter.
(10)	Represents 12,700 shares issued on October 17, 2014 under the 2014 Performance-Based Stock Plan. This award vests in three equal installments beginning on October 17, 2015 and ending on October 17, 2017, provided that Mr. Cormier remains employed by the Company or one of its subsidiaries on each such date.
(11)	This restricted stock award was received in connection with Mr. Kassan’s service as a non-employee director of the Company, and vests one year from the date of grant.

OPTION EXERCISES AND STOCK VESTED DURING FISCAL 2015

The following table summarizes exercises of stock options and vesting of stock awards for each of the Named Executive Officers during fiscal 2015.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)(1)
John J. Boucher	0		0
Joseph B. Sherk	334		1,172
Alan R. Cormier	—		—
Glen M. Kassan	14,311	(2)	51,520

(1)	Represents the fair market value of the stock award on the date of vesting.
(2)	Reflects vesting of a restricted stock award received by Mr. Kassan in connection with his service as a non-employee director of the Company.

Potential Payments Upon Termination or Change-in-Control

We have entered into agreements with certain of our Named Executive Officers that provide for benefits in the event of termination of employment. These benefits vary based on whether the termination occurs before or within one year following a change in control of the Company.

John J. Boucher

Mr. Boucher is party to an Executive Severance Agreement entered into in January 2013, which provides that should the Company terminate his employment without Cause, as defined in the Executive Severance Agreement, or should Mr. Boucher terminate his employment for Good Reason, as defined in the Executive Severance Agreement, he will be eligible to receive (i) severance in an amount equal to 12 months of his annualized base salary, (ii) his target bonus for the year of termination and (iii) reimbursement for his COBRA payments (over and above his normal contribution toward his benefits) for 12 months. In addition, in the event the Company undergoes a Change of Control, as defined in the Executive Severance Agreement, during Mr. Boucher’s employment, and within one year after such Change of Control Mr. Boucher’s employment is terminated by the Company without Cause or by Mr. Boucher for Good Reason, he will be entitled to receive severance equal to 2 times the sum of his annualized base salary plus his annual target bonus, and (x) the Standard Option and all annual option awards shall be fully vested and exercisable, (y) the Performance Option shall vest 20% for each Price Performance Threshold which has been met at the time of the Change of Control, and (z) all restricted stock subject to time-based vesting shall be free of restriction and any performance-based restricted stock will vest pro rata based on the proportion of the performance period completed through the termination date, and at the target performance level. In addition, in such circumstance, Mr. Boucher will be reimbursed for his COBRA payments (over and above his normal contribution toward his benefits) for the maximum amount of time that he elects COBRA benefits, not to exceed 24 months.

Alan R. Cormier

Mr. Cormier is party to an agreement entered into with him in December 2013, which provides that in the event Mr. Cormier’s employment is terminated by the Company without Cause or by Mr. Cormier for Good Reason, then Mr. Cormier will receive 6 months of continued base salary.

Joseph B. Sherk

Prior to January 1, 2015, Mr. Sherk was a party to an agreement with the Company which provided that, in the event Mr. Sherk’s employment was terminated by the Company without Cause, then Mr. Sherk would receive 12 months of continued base salary. All obligations under that agreement, however, were assumed by SP Corporate upon Mr. Sherk’s transfer to SP Corporate on January 1, 2015.

Each separation agreement described above is intended to comply with Section 409A of the Code. Also, under certain circumstances, in the event that any amounts payable to an executive officer under a severance agreement would qualify as “excess parachute payments” under Section 280G of the Code, then we may not be obligated to pay to the executive officer that portion of the consideration that is payable as a result of the Change of Control as is necessary to eliminate any “excess parachute payments.”

For purposes of the severance agreements, unless otherwise noted below, terms in the agreements are defined as follows:

“Cause” is defined as a good faith finding by a majority of the members of the Board of the Company after giving the executive an opportunity to be heard, of: (i) gross negligence or willful misconduct by the executive in connection with his employment duties, (ii) failure by the executive to perform his duties or responsibilities required pursuant to his employment, after written notice and an opportunity to cure, (iii) misappropriation by the executive of the assets or business opportunities of the Company, or its affiliates, (iv) embezzlement or financial or other fraud committed by the executive, (v) the executive knowingly allowing any third party to commit any of the acts described in any of the preceding clauses (iii) or (iv), or (vi) the executive’s indictment for, conviction of, or entry of a plea of no contest with respect to, any felony or any crime involving moral turpitude.

“Good Reason” is defined as: (i) the unilateral relocation by the Company of the executive’s principal work place for the Company to a site more than 60 miles from the executive’s principal office, (ii) a material reduction in the executive’s then-current salary without the executive’s consent or (iii) material diminution of the executive’s duties, authority or responsibilities, without the executive’s consent. In order to establish “Good Reason” for a termination, the executive must provide notice to the Company of the existence of the condition giving rise to “Good Reason” within 90 days following the initial existence of the condition, and the Company has 30 days following receipt of such notice to remedy such condition.

In the case of Mr. Cormier’s agreement, “Good Reason” is defined as (i) the unilateral relocation by the Company of the executive’s principal work place for the Company to a site more than 60 miles from the executive’s principal office, (ii) a material reduction in the executive’s then-current salary without the executive’s consent or (iii) material diminution of the executive’s duties, authority or responsibilities, without the executive’s consent. Notwithstanding the foregoing, “Good Reason” does not exist if (a) Mr. Cormier is assigned or transferred to be employed at the same compensation to SP Shared Services and reports to the General Counsel of SP Shared Services for administrative purposes, and is assigned to provide services primarily to the Company but also for other client companies of SP Shared Services, and is located within 60 miles of Boston, Massachusetts or (b) the Mr. Cormier is offered a position as the chief legal officer or general counsel of the ModusLink Supply Chain business (or some larger business of any buyer of such business) following the sale of the ModusLink Supply Chain Operations to either a public or private company at the same compensation as Mr. Cormier’s then current salary and the position is located within 60 miles of Boston Massachusetts. In order to establish “Good Reason” for a termination, Mr. Cormier must provide notice to the Company of the existence of the condition giving rise to “Good Reason” within 90 days following the initial existence of the condition, and the Company has 30 days following receipt of such notice to remedy such condition.

“Change of Control” is defined as the first to occur of any of the following:

(A) the acquisition by an individual, entity or group (a “Person”) of beneficial ownership of any capital stock of the Company if, after such acquisition, such Person beneficially owns 50% or more of either (x) the then-outstanding shares of Common Stock of the Company (the “Outstanding Company Common Stock”) or (y) the combined voting power of the then-outstanding securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (A), any acquisition directly from the Company shall not constitute a Change in Control; or

(B) such time as the Continuing Directors (as defined below) do not constitute a majority of the Board of the Company (or, if applicable, the Board of a successor corporation to the Company), where the term “Continuing Director” means at any date a member of the Board (x) who was a member of the Board on the date of the Executive Severance Agreement or (y) who was nominated or elected subsequent to such date by at least a majority of the directors who were Continuing Directors at the time of such nomination or election or whose election to the Board was recommended or endorsed by at least a majority of the directors who were Continuing Directors at the time of such nomination or election; provided, however, that there shall be excluded from this clause (y) any individual whose initial assumption of office occurred as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents, by or on behalf of a person other than the Board; or

(C) the consummation of a merger, consolidation, reorganization, recapitalization or share exchange involving the Company or a sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), unless, immediately following such Business Combination, each of the following two conditions is satisfied: (x) all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then-outstanding shares of common stock and the combined voting power of the then-outstanding securities entitled to vote generally in the election of directors, respectively, of the resulting or acquiring corporation in such Business Combination (which shall include, without limitation, a corporation which as a result of such transaction owns the Company or substantially all of the Company’s assets either directly or through one or more subsidiaries) (such resulting or acquiring corporation is referred to herein as the “Acquiring Corporation”) in substantially the same proportions as their ownership of the Outstanding Company Common Stock and Outstanding Company Voting Securities, respectively, immediately prior to such Business Combination and (y) no Person (excluding any employee benefit plan (or related trust) maintained or sponsored by the Company or by the Acquiring Corporation) beneficially owns, directly or indirectly, 40% or more of the then-outstanding shares of common stock of the Acquiring Corporation, or of the combined voting power of the then-outstanding securities of such corporation entitled to vote generally in the election of directors (except to the extent that such ownership existed prior to the Business Combination); or

(D) the liquidation or dissolution of the Company.

The table below shows the estimated incremental value transfer to each Named Executive Officer under various scenarios relating to a termination of employment. The table below assumes that such termination occurred on July 31, 2015 and payments are made under the severance arrangements then in effect. The actual amounts that would be paid to any Named Executive Officer can only be determined at the time of an actual termination of employment and would vary from those listed below.

	Termination without Cause and without a Change- in-Control								Termination without Cause or for Good Reason Within One Year Following a Change-in-Control
Name	Severance Pay ($)		Non- Equity Incentive Plan Compen- sation ($)	Accele- rated Vesting of Stock Options ($)	Accele- rated Vesting of Restricted Stock Awards ($)	Other Benefits ($)		Total ($)	Severance Pay ($)		Non- Equity Incentive Plan Compen- sation ($)	Accele- rated Vesting of Stock Options ($)(1)(2)	Accele- rated Vesting of Restricted Stock Awards ($) (1)	Other Benefits ($)		Total ($)
John J. Boucher	1,100,000	(3)	—	—	—	12,246	(4)	1,114,986	1,650,000	(5)	—	0	802,100	24,491	(4)	2,482,072
Joseph B. Sherk	—		—	—	—	—		—	—		—	—	—	—		—
Alan R. Cormier	137,500		—	—	—	—		137,500	—		—	—	—	—		—
Glen M. Kassan	—		—	—	—	—		—	—		—	—	—	—		—

*	Payouts subject to 409A regulations.
(1)	Based on closing price of $3.25 per share on July 31, 2015.
(2)	Severance agreement provides for accelerated vesting of stock options, and “0” indicates that all stock options had exercise prices greater than the then current price of our Common Stock at July 31, 2015.
(3)	As described above, Mr. Boucher’s severance pay in the absence of a change of control consists of 12 months of base salary plus annual target bonus.
(4)	Represents reimbursement for COBRA expenses.
(5)	As described above, Mr. Boucher’s severance pay following termination within one year of a change of control consists of two times (2x) his annual base salary plus his annual target bonus.

Director Compensation

The table below sets forth certain information concerning our fiscal 2015 compensation of our Directors.

DIRECTOR COMPENSATION FOR FISCAL 2015

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)(2)	All Other Compensation ($)	Total ($)
Anthony Bergamo(3)	76,500	79,999	—	156,499
Jeffrey J. Fenton(4)	71,000	79,999	—	150,999
Glen M. Kassan(5)	29,500	69,699	—	99,199
Philip E. Lengyel (6)	62,000	79,999	—	141,999
Warren G. Lichtenstein(7)	126,500	79,999	—	206,499
Jeffrey S. Wald(8)	62,500	79,999	—	142,499

(1)	The amounts shown in the “Stock Awards” column represent the aggregate grant date fair value of awards computed in accordance with ASC 718, not the actual amounts paid to or realized by the directors during fiscal 2015.
(2)	Restricted stock awards are subject to a restriction on transfer, which lapses on the first anniversary of the date of grant.
(3)	As of July 31, 2015, Mr. Bergamo held 22,222 shares of restricted stock and no vested or unvested options to purchase shares of our Common Stock.
(4)	As of July 31, 2015, Mr. Fenton held 22,222 shares of restricted stock and no vested or unvested options to purchase shares of our Common Stock.
(5)	Reflects compensation earned by Mr. Kassan for his service as a non-employee director of the Company in fiscal 2015. Compensation earned by Mr. Kassan in connection with his service as Chief Administrative Officer of the Company in fiscal 2015 is reflected in the “Summary Compensation Table”. As of July 31, 2015, Mr. Kassan held 18,940 shares of restricted stock and no vested or unvested options to purchase shares of our Common Stock.
(6)	As of July 31, 2015, Mr. Lengyel held 22,222 shares of restricted stock and no vested or unvested options to purchase shares of our Common Stock
(7)	As of July 31, 2015, Mr. Lichtenstein held 22,222 shares of restricted stock and no vested or unvested options to purchase shares of our Common Stock.
(8)	As of July 31, 2015, Mr. Wald held 22,222 shares of restricted stock and no vested or unvested options to purchase shares of our Common Stock.

Members of the Board receive a combination of cash compensation and equity in the form of restricted stock awards, provided they are eligible under the applicable plan. In addition, all of the Directors of the Company receive reimbursement of expenses incurred with respect to attendance at meetings of the Board and meetings of committees thereof, which is not included in the above table.

On January 31, 2015, Mr. Kassan resigned as the Company’s Chief Administrative Officer but continued to serve as a nonemployee director of the Company after January 31, 2015. While serving as Chief Administrative Officer, Mr. Kassan received base salary at an annualized rate of $400,000, and he was eligible to participate in Company benefit plans on the same basis as other employees. Mr. Kassan did not receive any additional compensation for his service on the Board during the period which he served as Chief Administrative Officer. Following his resumption of service as a nonemployee director of the Company in January 2015, Mr. Kassan began receiving payments as a nonemployee director in accordance with the terms of the Director Compensation Plan discussed below. In addition, following his resignation as Chief Administrative Officer, Mr. Kassan was awarded a restricted stock grant of 18,940 shares that was prorated to reflect his service on the Board until the 2016 annual meeting of stockholders. For additional information relating Mr. Kassan’s fiscal 2015 compensation as Chief Administrative Officer of the Company, see “Compensation Discussion and Analysis”.

The Board has adopted a Director Compensation Plan which governs cash compensation to Directors and under which all Directors are eligible to participate, other than any Director who (i) is an employee of the Company or any of its subsidiaries or affiliates or (ii) unless otherwise determined by the Board, is an affiliate, employee or designee of an institutional or corporate investor in the Company (an “Affiliated Director”). On December 8, 2010, the Board, upon recommendation of the Compensation

Committee, amended the Director Compensation Plan, and, on November 23, 2011, the Board, upon recommendation of the Compensation Committee, further amended the Director Compensation Plan. Pursuant to the Director Compensation Plan, each participating Director who serves as a Director during any fiscal quarter shall receive a payment for such quarter of $12,500, with a pro rata fee applicable to service for less than a whole quarter; provided that, any Director who serves as the non-executive Chairman of the Board during any fiscal quarter shall receive a payment for such quarter of $28,750 instead of $12,500, with a pro rata fee applicable to service for less than a whole quarter. Each participating Director who serves as the chairperson of a committee of the Board during any fiscal quarter shall receive a payment of $1,250; provided, however, that the chairperson of the Audit Committee during any fiscal quarter shall receive a payment of $2,500, in each such case with a pro rata fee applicable to service for less than a whole quarter. In addition, pursuant to the amended Director Compensation Plan adopted on December 8, 2010, any Director serving as presiding director during any fiscal quarter received a payment of $5,000. Under the amended Director Compensation Plan adopted on November 23, 2011, this payment was eliminated. Each participating Director who attends a telephonic meeting of the Board or a committee thereof shall receive a meeting fee of $500. Each participating Director who attends a meeting of the Board or a committee thereof, where a majority of the Directors attend such meeting in person, shall receive a meeting fee of $1,000.

In addition, pursuant to the amended Director Compensation Plan adopted on November 23, 2011, each Director, other than an Affiliated Director, will receive a restricted stock award for shares of Common Stock with a fair market value equal to $80,000 on the first business day of the calendar year provided that such Director is serving as a Director on such date. Such awards are subject to a restriction on transfer which lapses on the first anniversary of the date of grant. Notwithstanding the foregoing, if a Director ceases to be a Director due to (i) removal without cause, (ii) resignation upon request of a majority of the Board, other than for reasons the Board determines to be cause, (iii) the failure to be re-elected to the Board either because the Company fails to nominate the Director for re-election or the Director fails to receive sufficient stockholder votes, then, on the day the Director ceases to be a Director, 25% of the restricted stock award shall vest for each full calendar quarter that the Director has served as a Director from and after the award date.

Each of the Directors has also entered into an Indemnification Agreement with the Company providing that the Company shall indemnify the Director to the fullest extent authorized or permitted by applicable law in the event that the Director is involved in any threatened, pending or completed action, suit or proceeding, or any inquiry or investigation, whether brought by or in the right of the Company or by any other party and whether of a civil, criminal, administrative or investigative nature, by reason of the fact that the Director is or was a Director of the Company, or is or was serving at the request of the Company as a Director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against all expenses, judgments, fines and penalties, provided that the Director shall not have been finally adjudged to have engaged in willful misconduct or to have acted in a manner which was knowingly fraudulent or deliberately dishonest, or had reasonable cause to believe that his or her conduct was unlawful.

Compensation Committee Interlocks and Insider Participation

The Directors who served as members of the Compensation Committee during fiscal 2015 were Anthony Bergamo, Jeffrey J. Fenton and Philip E. Lengyel. No member of the Compensation Committee was an officer or employee of the Company while serving on the Compensation Committee in fiscal 2015. No executive officer of the Company has served on the board of directors or compensation committee of any other entity that has or has had one or more executive officers who served as a member of the Board or the Compensation Committee during fiscal 2015.

Independent Registered Public Accounting Firm Fees

The following table presents fees for professional audit services and other services rendered by the Company’s independent registered public accountants for the fiscal years ended July 31, 2015 and 2014:

Fee Category	Fiscal 2015 Fees	Fiscal 2014 Fees *
Audit Fees(1)	$1,966,145	$2,112,226
Audit-Related Fees(2)	8,125	8,125
Tax Fees(3)	4,000	217,959
All Other Fees	0	0

Total Fees	$1,974,270	$2,338,310

(1)	Audit fees for fiscal 2015 and fiscal 2014 consist of fees billed for professional services rendered for the audit of the Company’s consolidated financial statements and review of the interim consolidated financial statements included in quarterly reports, services that are normally provided by the Company’s auditors in connection with statutory and regulatory filings or engagements, and costs associated with compliance with Section 404 of the Sarbanes-Oxley Act of 2002. Audit fees totaling $2,112,226 for fiscal 2014 are comprised of $501,574 for services rendered by KPMG LLP and $1,610,652 for services rendered by BDO USA, LLP.
(2)	Audit-related fees for fiscal 2015 and fiscal 2014 consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s consolidated financial statements and are not reported under “Audit Fees.” Audit-related fees totaling $8,125 for fiscal 2014 are comprised of $0 for services rendered by KPMG LLP and $8,125 for services rendered by BDO USA, LLP.
(3)	Tax fees for fiscal 2015 and fiscal 2014 consist of fees billed for professional services for tax compliance, tax advice and tax planning. These services included assistance regarding federal, state and international tax compliance, customs and duties and international tax planning. Tax fees totaling $217,959 for fiscal 2014 are comprised of $217,959 for services rendered by KPMG LLP and $0 for services rendered by BDO USA, LLP.

*	Change of Auditors: Following a competitive process to determine which audit firm would serve as the Company’s independent registered public accounting firm, on January 13, 2014, the Company, with the approval of the Audit Committee, notified KPMG LLP (“KPMG”) that KPMG would be dismissed as the Company’s independent registered public accounting firm. KPMG LLP had served as the Company’s independent registered public accounting firm for more than 15 fiscal years. On January 15, 2014, the Audit Committee approved the appointment of BDO USA, LLP (“BDO”) as the Company’s new independent registered public accounting firm commencing for its quarter ended January 31, 2014 and its fiscal year ended July 31, 2014.

During the Company’s fiscal years ended July 31, 2013 and 2012 and the subsequent interim period through January 13, 2015, the Company did not have any disagreement with KPMG on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures, which disagreements, if not resolved to KPMG’s satisfaction, would have caused KPMG to make reference to the subject matter of disagreement in their reports on the Company’s consolidated financial statements. In addition, during the Company’s fiscal years ended July 31, 2013 and 2012 and the subsequent interim period through January 13, 2015, there were no “reportable events” as that term is defined in Item 304(a)(1)(v) of Regulation S-K, except that for the fiscal year ended July 31, 2012, material weaknesses existed in the Company’s internal control over financial reporting. KPMG’s reports on the Company’s consolidated financial statements as of and for the fiscal years ended July 31, 2013 and 2012 did not contain any adverse opinion or a disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles. The audit reports of KPMG on the effectiveness of internal control over financial reporting as of July 31, 2013 and 2012 did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles, except that KPMG’s report indicates that the Company did not maintain effective internal control over financial reporting as of July 31, 2012 because of the effect of a material weakness on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states there were material weaknesses related to information and communication controls over contract administration, control activities over the accuracy of the allocation of vendor rebates to certain cost-based client contracts and the accuracy of cost mark-ups for certain cost-based client contracts, and controls over the monitoring of changes in the status of uncertain tax positions.

Audit Committee Policy on Pre-Approval of Services of Independent Registered Public Accounting Firm

The Audit Committee’s policy is to pre-approve all audit services to be provided by the Company’s independent registered public accounting firm or other firms, and all non-audit services to be provided by the Company’s independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The Company’s independent registered public accounting firm and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, and the fees for the services performed to date. The Audit Committee may also pre-approve particular services on a case-by-case basis. During fiscal 2015 and fiscal 2014, all services rendered by KPMG LLP and BDO USA, LLP to the Company were pre-approved by the Audit Committee.

Audit Committee Financial Expert

The Board has determined that Jeffrey S. Wald is an “audit committee financial expert” as defined in Item 407(d)(5) of Regulation S-K. Mr. Wald is independent as defined in applicable Nasdaq listing standards.

Audit Committee Report

The Audit Committee of the Board has reviewed and discussed the Company’s audited financial statements for fiscal 2015 with the Company’s management. The Audit Committee has discussed with BDO USA, LLP, the Company’s independent registered public accounting firm, the matters required to be discussed by the Statement on Auditing Standards No. 61. The Audit Committee has discussed with BDO USA, LLP its independence and has received the written disclosures and the letter from BDO USA, LLP required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence. The Audit Committee also considered whether BDO USA, LLP’s provision of non-audit services to the Company is compatible with maintaining BDO USA, LLP’s independence. Based on the review and discussions described above, among other things, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for fiscal 2015.

AUDIT COMMITTEE

Anthony Bergamo, Chair

Jeffrey J. Fenton

Jeffrey S. Wald

The information contained in the foregoing report shall not be deemed to be “soliciting material” or “filed” or incorporated by reference into any of the Company’s previous or future filings with the SEC, or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, except to the extent specifically incorporated by reference into a document filed under the Securities Act of 1933 or the Securities Exchange Act of 1934.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and persons who beneficially own more than ten percent of a registered class of the Company’s equity securities, to file reports of beneficial ownership and changes in beneficial ownership with the SEC.

Based solely on its review of the copies of such forms received or written representations from certain reporting persons, the Company believes that, during fiscal 2015, its officers, directors and ten-percent stockholders complied with all applicable Section 16(a) filing requirements applicable to such individual, other than an aggregate of six transactions composed of one late Form 4 filed by Warren G. Lichtenstein on January 7, 2015, and five late Form 4 filings reported by Joseph B. Sherk on October 7, 2015. There are no other known failures to file a required Form 3, Form 4 or Form 5.

Annual Report on Form 10-K

The Company’s Annual Report on Form 10-K for the fiscal year ended July 31, 2015, including exhibits, is available without charge upon request from the Company. Requests for copies of the Annual Report on Form 10-K should be sent to the Company’s Office of Investor Relations at ModusLink Global Solutions, Inc., 1601 Trapelo Road, Suite 170, Waltham, Massachusetts 02451.

Householding of Annual Meeting Materials

Some banks, brokers and other nominee record holders may participate in the practice of “householding” proxy statements, annual reports and notices of Internet availability of proxy materials. This means that only one copy of our Proxy Statement, 2015 Annual Report or Notice of Internet Availability of Proxy Materials may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of these documents to you if you write, email or call our Investor Relations department at 1601 Trapelo Road, Suite 170, Waltham, Massachusetts 02451, email: ir@moduslink.com, or telephone: (781) 663-5012. If you want to receive separate copies of the Proxy Statement, Annual Report or Notice of Internet Availability of Proxy

Materials in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker, or other nominee record holder, or you may contact the Company at the above address, email or telephone number.

Manner and Cost of Proxy Solicitation

We will pay for the entire cost of soliciting proxies. In addition to solicitation by mail, our directors and the executive officers may, without additional compensation, solicit proxies by mail, in person, by telephone or other electronic means or by means of press release or other public statements.

We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

Other Matters

The Board does not know of any other matter which may properly come before the 2015 Meeting. If any other matters are properly presented to the 2015 Meeting, the Board intends that the persons named in the proxies will vote upon such matters in accordance with their best judgment.

Proposals of Stockholders for 2016 Annual Meeting and Nomination of Directors

Any proposal that a stockholder of the Company wishes to be considered for inclusion in the Company’s Proxy Statement, Notice of Internet Availability of Proxy Materials and proxy card for the Company’s 2016 Annual Meeting of Stockholders (the “2016 Annual Meeting”) must be submitted to the Secretary of the Company at its offices, 1601 Trapelo Road, Suite 170, Waltham, Massachusetts 02451, no later than [                    ], 2016. In addition, such proposals must comply with the requirements of Rule 14a-8 under the Exchange Act and the Company’s Bylaws, as applicable.

If a stockholder of the Company wishes to present a proposal or nominate a director before the 2016 Annual Meeting, but does not wish to have the proposal considered for inclusion in the Company’s Proxy Statement and proxy card, such stockholder must also give written notice to the Secretary of the Company at the address noted above. The Secretary must receive such notice no earlier than August 12, 2016 and no later than September 11, 2016 (unless the Company’s 2016 Annual Meeting is held before November 10, 2016 or after February 8, 2017 in which case different deadlines are established by the Company’s Bylaws) and the stockholder must comply with the provisions of the Company’s Bylaws. If a stockholder fails to provide timely notice of a proposal to be presented at the 2016 Annual Meeting, the stockholder will not be permitted to present the proposal to the stockholders for a vote at the 2016 Annual Meeting.

By Order of the Board of Directors,

Warren G. Lichtenstein, Chairman of the Board

Waltham, Massachusetts

[                    ], 2015

APPENDIX I

PROPOSED FORM OF AMENDMENT TO RESTATED CERTIFICATE OF INCORPORATION

TO IMPLEMENT THE DECLASSIFICATION OF THE BOARD OF DIRECTORS

AMENDMENT TO THE

RESTATED CERTIFICATE OF INCORPORATION

OF MODUSLINK GLOBAL SOLUTIONS, INC.

PURSUANT TO SECTION 242

OF THE GENERAL CORPORATION LAW OF

THE STATE OF DELAWARE

ModusLink Global Solutions, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies:

The Board of Directors of the Corporation, by vote of its members, duly adopted, pursuant to Section 242 of the Delaware General Corporation Law (the “DGCL”), an amendment to the Restated Certificate of Incorporation of the Corporation filed with the Delaware Secretary of State on September 29, 2008, and declared said amendment to be advisable. The amendment was duly adopted by the affirmative vote of the stockholders in accordance with the provisions of Section 242 of the DGCL. The amendment is as follows:

RESOLVED: That Section 1 of Article VII of the Restated Certificate of Incorporation of the Corporation be amended to read as follows:

Section 1. Number, Election and Terms of Directors.

Subject to the rights of the holders of any class or series of stock having a preference expressly vested in it by the provisions of Section 2 of Article FOURTH with respect to the Preferred Stock, the number of Directors of the Corporation shall be fixed by the By-Laws of the Corporation and may be increased or decreased from time to time in such a manner as may be prescribed by the By-Laws, but in no case shall the number be less than three nor more than fifteen.

The Directors shall be divided into three classes, as nearly equal in number as possible. One class of Directors (“Class I”) has been initially elected for a term expiring at the annual meeting of stockholders to be held in 1994, another class (“Class II”) has been initially elected for a term expiring at the annual meeting of stockholders to be held in 1995, and another class (“Class III”) has been initially elected for a term expiring at the annual meeting of stockholders to be held in 1996 with members of each class to hold office until their successors are elected and qualified. At each succeeding annual meeting of the stockholders of the Corporation until the 2016 annual meeting of stockholders, which will be held after the fiscal year ending on July 31, 2016, the successors of the class of Directors whose term expires at that meeting shall be elected by plurality vote of all votes cast at such meeting to hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election.

Commencing with the 2016 annual meeting of stockholders, which will be held after the fiscal year ending on July 31, 2016 (each annual meeting of stockholders, an “Annual Meeting”), the Board of Directors shall cease to be classified as provided in Section 141(d) of the General Corporation Law of the State of Delaware. The term of each Director in office immediately prior to the 2016 Annual Meeting shall expire at the 2016 Annual Meeting, notwithstanding that such director may have been elected for a term that extended beyond the 2016 Annual Meeting. The Directors elected at the 2016 Annual Meeting (and each Annual Meeting thereafter) shall be elected for a term expiring at the next Annual Meeting and upon his or her successor having been duly elected and qualified or until his or her earlier death, resignation or removal. Until the 2016 Annual Meeting, directors are removable only for cause pursuant to Section 4 of this Article SEVENTH. From and after the 2016 Annual Meeting, directors may be removed with or without cause pursuant to Section 4 of this Article SEVENTH.

IN WITNESS WHEREOF, said ModusLink Global Solutions, Inc. has caused this amendment to be signed by                     , its                     , this     day of, 201    .

MODUSLINK GLOBAL SOLUTIONS, INC.

By:
Title:

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following:		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
1.	Election of Directors	☐	☐	☐
Nominees
01	Warren G. Lichtenstein 02 Glen M. Kassan
The Board of Directors recommends you vote FOR proposals 2, 3 and 4.						For	Against	Abstain
2	To amend the Company’s Restated Certificate of Incorporation to declassify the Board of Directors.					☐	☐	☐
3	To approve, on an advisory basis, the compensation of the Company’s named executive officers.					☐	☐	☐
4	To ratify the appointment of BDO USA, LLP as the Company’s independent registered public accounting firm for the current fiscal year.					☐	☐	☐
NOTE: To transact such other business that may properly come before the 2015 Annual Meeting of Stockholders of any adjournments of postponements thereof.
For address change/comments, mark here. (see reverse for instructions)		Yes	No	☐
Please indicate if you plan to attend this meeting		☐	☐

Please sign exactly as your name or names appear hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please print full title as such. If a corporation, please sign in full corporate name by authorized officer. If a partnership, please sign in partnership name by authorized person

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report is/are available at www.proxyvote.com.

MODUSLINK GLOBAL SOLUTIONS, INC. Annual Meeting of Stockholders December 10, 2015 8:00 AM This proxy is solicited by the Board of Directors

The undersigned hereby constitutes and appoints John J. Boucher and Alan R. Cormier, and each of them, the proxies of the undersigned, with full power of substitution, to attend the 2015 Annual Meeting of Stockholders of ModusLink Global Solutions, Inc. (the “Company”) to be held at The Terranea Resort Hotel, 100 Terranea Way, Rancho Palos Verdes, CA 90275, on December 10, 2015, at 8:00 a.m. Pacific time, and at any adjournments or postponements thereof, and to vote all the shares of Common Stock of the Company which the undersigned may be entitled to vote, upon the following matters.

This proxy, when properly executed and returned, will be voted in the manner directed herein by the undersigned stockholder. If this proxy is properly executed and returned but no direction is made, this proxy will be voted FOR the Company’s nominees in Proposal 1 and FOR Proposals 2, 3 and 4.

Address change/comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side